   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                               MININGCO.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7379                                   13-4034015
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                           --------------------------

                       220 EAST 42ND STREET, 24(TH) FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 849-2000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                              MR. SCOTT P. KURNIT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MININGCO.COM, INC.
                       220 EAST 42ND STREET, 24(TH) FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 849-2000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   Copies to:

           ALEXANDER D. LYNCH, ESQ.                           JULIE M. ALLEN, ESQ.
            ALAN P. BLAUSTEIN, ESQ.                     O'SULLIVAN GRAEV & KARABELL, LLP
        BROBECK, PHLEGER & HARRISON LLP                       30 ROCKEFELLER PLAZA
          1633 BROADWAY, 47(TH) FLOOR                       NEW YORK, NEW YORK 10112
           NEW YORK, NEW YORK 10019                              (212) 408-2400
                (212) 581-1600

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                     TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM AGGREGATE              AMOUNT OF
                  SECURITIES TO BE REGISTERED                          OFFERING PRICE(1)(2)            REGISTRATION FEE(2)
Common Stock, par value $.001 per share                                    $50,000,000                       $13,900

(1) Includes shares that the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 30, 1998

PROSPECTUS

                                     SHARES

                           MININGCO.COM, INC. [LOGO]

                                  COMMON STOCK

                             ---------------------

This is an initial public offering of       shares of common stock of
MiningCo.com, Inc. MiningCo.com, Inc. is selling all of the       shares of
common stock offered under this prospectus.

There is currently no public market for the shares. We intend to apply to have our common stock approved for listing on the Nasdaq National Market under the symbol "MINE."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                               PER
                                                                              SHARE                 TOTAL
                                                                       --------------------  --------------------
Public offering price................................................           $                     $
Underwriting discounts and commissions...............................           $                     $
Proceeds, before expenses, to us.....................................           $                     $

                            ------------------------

The underwriters may, under certain circumstances, purchase up to an additional shares of common stock from us at the initial public offering price less the underwriting discount.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on       , 1999.

                            ------------------------

BEAR, STEARNS & CO. INC.

                      VOLPE BROWN WHELAN & COMPANY

              The date of this Prospectus is              , 1999.

                  [PICTURES OF THE MININGCO.COM HOME PAGE AND
            VARIOUS OTHER SCREENS WITHIN MININGCO.COM'S GUIDESITES]

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS." REFERENCES IN THIS PROSPECTUS TO THE "COMPANY," "WE," "OUR" AND "US" REFER TO MININGCO.COM, INC., A DELAWARE CORPORATION.

THE COMPANY

    MININGCO.COM is a leading Internet news, information and entertainment service. The Company's network is comprised of over 600 GuideSites, each of which focuses on a specific topic and is managed by a knowledgeable human guide. MININGCO.COM provides enhanced Internet navigation through annotated Internet directories that include more than 400,000 pre-screened links to other web sites, enabling users to quickly find relevant Internet content. The GuideSite network also aggregates original high-quality content that is created regularly by the guides on thousands of subjects. Additionally, the Company's GuideSites provide focused forums around which organized and moderated online communities develop. The Company believes that its service offers an enjoyable and efficient Internet experience for users across a broad range of topics, creating highly targeted marketing opportunities for advertisers and e-commerce marketers. According to Media Metrix, Inc., over 4.2 million unique users visited MININGCO.COM in November 1998, making MININGCO.COM the fourth largest news/information/ entertainment Internet property in terms of audience reach and the 26th largest Internet property overall.

    MININGCO.COM'S guides are independent contractors and are located in over 40 states and 18 countries. The guides complete a comprehensive 16-week training process and are monitored for quality and consistency. The Company has exclusive online rights to all of the guide-developed content. MININGCO.COM'S guides are compensated based on the greater of a monthly guarantee or a percentage of revenues generated by all of the GuideSites, which is distributed among the guides based on the traffic on each guide's respective GuideSite.

    The Company believes that its network provides a highly targeted platform for advertisers and e-commerce marketers over a broad range of consumer and business categories. Advertisers and e-commerce partners have significant flexibility in determining the level of targeting that they want to achieve on MININGCO.COM. For several of its e-commerce partners, the Company has developed promotional vehicles that integrate original content from MININGCO.COM with the e-commerce partners' offerings. The Company believes that such vehicles create a relevant, engaging purchasing environment for users, while enhancing the value of the Company's service as an e-commerce platform. Some of the Company's recent advertisers and e-commerce partners include Bertelsmann Music Group, Citibank, eBay, IBM, Lowestfare.com, Office Max and Schering-Plough.

STRATEGY

    The Company's objective is to become a primary Internet destination and a leading advertising and e-commerce platform. The Company is focused on increasing the number of users and page views on MININGCO.COM by:

    - Building brand awareness through expanded online and offline marketing campaigns;

    - Broadening existing and developing new distribution and syndication partnerships; and

    - Expanding MININGCO.COM'S functionality, features and content.

    The Company also intends to convert traffic into revenues by:

    - Broadening its base of advertisers and e-commerce partners and optimizing its advertising rates by leveraging the increasing flow of traffic in highly targeted sections within the GuideSite network; and

    - Expanding its internal advertising sales force, which will enable the Company to establish and maintain closer relationships with its advertisers, advertising agencies and e-commerce marketers, and reduce advertising sales costs as a percentage of revenues.

    The Company was incorporated in New York on June 27, 1996 as General Internet Inc., and reincorporated in Delaware in December 1998 as MiningCo.com, Inc. Our principal executive offices are located at 220 East 42nd Street, 24th Floor, New York, New York 10017. Our telephone number at that location is (212) 849-2000 and our e-mail address is reachus@miningco.com. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

                                  THE OFFERING

Common Stock Offered...............................  shares

Common Stock Outstanding After this Offering (1)...  shares

Use of Proceeds....................................  We intend to use the net proceeds of this offering for working capital and
                                                     other general corporate purposes,
                                                     including advertising and brand
                                                     promotion. We may also use a portion of
                                                     the proceeds for strategic alliances
                                                     and acquisitions. See "Use of
                                                     Proceeds."

Proposed Nasdaq National Market Symbol.............  MINE

------------------------

(1) This information excludes (i) 1,178,675 shares of common stock issuable upon the exercise of stock options outstanding as of the date of this prospectus, with a weighted average exercise price of $0.82 per share and (ii) 65,860 shares of common stock issuable upon the exercise of warrants outstanding as of the date of this prospectus, with a weighted-average exercise price of $9.80 per share. See "Management--1998 Stock Option/Stock Issuance Plan" and "Description of Securities."

                         ------------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS: (I) REFLECTS A 1.00 FOR 2.809 REVERSE STOCK SPLIT OF OUR COMMON STOCK TO BE EFFECTED PRIOR TO THE CLOSING OF THIS OFFERING; (II) REFLECTS THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF OUR CONVERTIBLE PREFERRED STOCK INTO 6,139,641 SHARES OF OUR COMMON STOCK UPON THE CLOSING OF THIS OFFERING; AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

    General Internet, GuideSite, Mining Co., The Mining Company and MiningCo.com, Inc.'s logo are trademarks of MiningCo.com, Inc. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                             SUMMARY FINANCIAL DATA

    The following table sets forth certain summary financial data for the Company. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                           PERIOD FROM
                                                                          JUNE 27, 1996
                                                                           (INCEPTION)                    NINE MONTHS ENDED
                                                                             THROUGH      YEAR ENDED        SEPTEMBER 30,
                                                                          DECEMBER 31,   DECEMBER 31,   ----------------------
                                                                              1996           1997          1997        1998
                                                                          -------------  -------------  ----------  ----------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues..............................................................   $        --    $       391   $      181  $    1,578
  Gross profit (loss)...................................................           (91)        (1,466)      (1,121)     (1,271)
  Loss from operations..................................................        (2,381)        (8,341)      (6,702)     (8,664)
  Net loss..............................................................        (2,438)        (8,640)      (6,912)     (9,109)
  Net loss attributable to common stockholders..........................        (2,438)        (8,640)      (6,912)     (9,764)
  Basic and diluted net loss per common share (1).......................   $     (1.20)   $     (4.94)  $    (3.90) $    (5.69)
  Weighted average shares outstanding used in basic and diluted net loss
    per common share calculation (1)....................................     2,035,144      1,748,850    1,774,167   1,715,927
  Pro forma basic and diluted net loss per common share (1)(2)..........                  $     (1.04)              $    (1.10)
  Weighted average shares outstanding used in pro forma basic and
    diluted net loss per common share calculation (1)(2)................                    8,309,236                8,276,314

                                                                                                  SEPTEMBER 30, 1998
                                                                                       -----------------------------------------
                                                                                                                    PRO FORMA
                                                                                        ACTUAL    PRO FORMA(2)   AS ADJUSTED(3)
                                                                                       ---------  -------------  ---------------

                                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..........................................................  $   1,241    $  15,940
  Working capital (deficit)..........................................................     (1,704)      12,994
  Total assets.......................................................................      3,141       17,839
  Notes payable, excluding current portion...........................................      2,432          328
  Capital leases, excluding current installments.....................................        199          199
  Convertible preferred stock........................................................     17,297           --
  Total stockholders' (deficit) equity...............................................    (20,529)      13,570

--------------------------

(1) See the financial statements and the notes to such statements appearing elsewhere in this prospectus for the determination of shares used in computing basic and diluted and pro forma basic and diluted net loss per common share.

(2) Gives pro forma effect to (i) the issuance of shares of convertible preferred stock during the fourth quarter of 1998 in consideration for net cash proceeds of approximately $12.4 million and the conversion of $1.8 million in outstanding notes payable, (ii) the issuance of 639,634 shares of common stock upon the exercise of certain warrants in December 1998 in consideration for net proceeds of approximately $2.3 million and (iii) the automatic conversion of all outstanding shares of convertible preferred stock into 6,139,641 shares of common stock upon the closing of this offering. See "Certain Transactions."

(3) As adjusted to reflect the sale of       shares of common stock offered
    hereby at an assumed initial public offering price of $           per share
    after deducting underwriting discounts and the estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD LIKELY SUFFER. IN SUCH CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

LIMITED OPERATING HISTORY

    We were incorporated in June 1996 and launched MININGCO.COM in April 1997. Accordingly, we have a limited operating history upon which you can evaluate our business. In order to be successful, we must attract more traffic to MININGCO.COM and generate significant advertising revenues. However, as an early stage company in the new and rapidly evolving market for Internet services, we face numerous risks and uncertainties. Some of these risks and uncertainties relate to our ability to:

    - anticipate and adapt to the changing market for Internet services;

    - attract a larger audience to, and increase frequency of use of, MININGCO.COM;

    - generate significant advertising revenues;

    - increase our internal advertising sales force;

    - implement sales and marketing initiatives;

    - offer compelling original content;

    - attract, retain and motivate qualified personnel;

    - respond to actions taken by our competitors;

    - build an operations and technical infrastructure to effectively manage our growth; and

    - integrate acquired businesses, technologies and services.

We may not be successful in accomplishing these objectives.

    We also depend on the growing use of the Internet for advertising and e-commerce, and on general economic conditions. The number of Internet users may not continue to grow and the use of the Internet for advertising or e-commerce may not become more widespread. If we are unsuccessful in addressing these risks or in executing our business strategy, our business, results of operations and financial condition will be materially adversely effected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAIN PROFITABILITY; HISTORY OF LOSSES; ANTICIPATED CONTINUING LOSSES

    Our ability to generate significant revenue is uncertain. We have incurred substantial costs to create, launch and enhance MININGCO.COM, to build brand awareness and to grow our business. We incurred net losses of $2.4 million for the period from June 27, 1996 (inception) to December 31, 1996, $8.6 million for the year ended December 31, 1997, $6.9 million for the nine months ended September 30, 1997 and $9.1 million for the nine months ended September 30, 1998. At September 30, 1998, our accumulated deficit was $20.8 million. We expect losses from operations and negative cash flows to continue for the foreseeable future because we plan to continue to incur significant expenses. If our revenues do not increase and if our spending levels are not adjusted accordingly, we may not generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. Please see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VOLATILITY OF QUARTERLY OPERATING RESULTS

    We expect our quarterly operating results to vary significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

    - the demand for advertising on the Internet in general or on MININGCO.COM;

    - traffic levels on MININGCO.COM;

    - our ability to attract and retain advertisers and e-commerce partners;

    - our ability to meet the minimum impressions guarantees required by many of our advertising contracts;

    - the relatively short terms (i.e., one to three months) of many of our advertising agreements;

    - the timing and uncertainty of advertising sales cycles;

    - changes in rates paid for Internet advertising resulting from competition or other factors;

    - technical difficulties or system downtime affecting the Internet or the operation of MININGCO.COM;

    - the amount and timing of our costs related to ad sales and marketing efforts and other initiatives;

    - fees we may pay for distribution or content or other costs we may incur as we expand our operations;

    - costs related to acquisitions of businesses, technologies and services;
      and

    - economic conditions specific to the Internet and Internet services.

    Since we expect to be substantially dependent on revenues from advertising for the foreseeable future, our quarterly revenues are likely to be particularly affected by traffic levels on MININGCO.COM. Our operating expenses are based on our expectations of our future traffic levels and revenues and are relatively fixed in the short term. In particular, we intend to significantly expand our internal advertising sales force. In addition, in order to build brand awareness of MININGCO.COM, we intend to significantly increase our marketing budget. Traffic levels and revenues are difficult to forecast accurately. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our business, results of operations and financial condition would be materially and adversely affected. This could affect the market price of our common stock.

    Traffic levels on web sites have typically fluctuated during the summer and year-end vacation and holiday periods, which could result in a decrease in user traffic on MININGCO.COM during these periods. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other patterns may develop in the Internet advertising industry.

    Due to all of the foregoing factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON THE INTERNET; RISKS ASSOCIATED WITH EVOLVING MARKET

    Our future success is substantially dependent on the continued growth in the use of the Internet. The Internet is relatively new and is rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, such as:

    - the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;

    - security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users (so-called hackers) to penetrate online security systems; and

    - privacy concerns, such as those related to the placement by web sites of certain information to gather user information, known as cookies, on a user's hard drive without the user's knowledge or consent.

    Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new service introductions and changing customer demands. To be successful, we must adapt to our rapidly evolving market by continually enhancing MININGCO.COM and introducing new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these or other changes affecting providers of Internet services. Our business, results of operations and financial condition could be materially adversely affected if we incurred significant costs to adapt, or cannot adapt, to these changes.

RISKS ASSOCIATED WITH INTERNET ADVERTISING

    We expect to generate a significant amount of our revenues from Internet advertising for the foreseeable future. The Internet advertising market is new and rapidly evolving, and we cannot yet gauge its effectiveness as compared to traditional advertising media. Our business, results of operations and financial condition would be materially adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected. Most of our current or potential advertising and e-commerce partners have little or no experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Such customers may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. No standards have been widely accepted to measure the effectiveness of Internet advertising or to measure the demographics of the Company's user base. If such standards do not develop, advertisers may not advertise on the Internet. In addition, we depend on third parties to provide these measurement services. If they are unable to provide these services in the future, we would be required to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business during the time we are replacing these services. We are currently implementing additional systems designed to record demographic data on our users. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Advertisers and e-commerce marketers may choose to not advertise on MININGCO.COM or may pay less for advertising on MININGCO.COM if they do not perceive our measurement or measurements made by third parities to be reliable, which could have a material adverse effect on our business, results of operations and financial condition.

    Various pricing models are used to sell advertising on the Internet. For example, advertising rates may be based on the number of "click throughs" (or user requests for additional information made by clicking on the advertisement) or on the number of impressions (or times an advertisement is displayed to a user). Impression-based advertising comprises virtually all of our current revenues. To the extent that minimum impression levels are not achieved for any reason, we may be required to provide additional impressions after the contract term, which may adversely affect the availability of our advertising inventory and which could have a material adverse effect on our business, results of operations and financial condition. To the extent minimum guaranteed impressions are not met, we defer recognition of the corresponding revenues until guaranteed impression levels are achieved.

    Our revenues could be adversely affected if we are unable to adapt to other pricing models for Internet advertising if they are adopted. It is difficult to predict which, if any, pricing models for

Internet advertising will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL LIABILITY FOR CONTENT; GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation, quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet. This could decrease the demand for our service, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

    Content may be accessed in MININGCO.COM or on the web sites of our distribution partners, and this content may be downloaded by users and subsequently transmitted to others over the Internet. In addition, MININGCO.COM contains over 400,000 annotated links to other web sites. This could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement. Other theories may be brought based on the nature, publication and distribution of MININGCO.COM content or based on errors or false or misleading information provided on MININGCO.COM, including information deemed to constitute professional advice such as legal, medical, financial or investment advice. We could also be exposed to liability for third-party content posted by users in chat rooms or bulletin boards offered on the GuideSites. Potential liability for information disseminated through MININGCO.COM could lead us to implement measures to reduce our exposure to such liability, which may require us to spend substantial resources and limit the attractiveness of our service to users. Please see "Business--Government Regulations and Legal Uncertainties."

IMPORTANCE OF BRAND IDENTITY

    To be successful, we must build the brand identity of MININGCO.COM. In order to build brand awareness, we must succeed in our marketing efforts, provide high-quality services and increase traffic to MININGCO.COM. We intend to increase our marketing budget substantially as part of our brand-building efforts. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, our business, financial condition and results of operations would be materially adversely affected. Please see "Use of Proceeds."

DEVELOPMENT OF DIRECT ADVERTISING SALES FORCE

    On December 28, 1998, our internal advertising sales force had nine members. In order to support our growth, we need to substantially increase our internal advertising sales force in the near future. Our ability to do this involves a number of risks, including:

    - the competition we face in hiring and retaining advertising sales personnel;

    - our ability to integrate and motivate additional advertising sales and advertising sales support personnel;

    - our ability to manage a multi-location advertising sales organization; and

    - the length of time it takes new advertising sales personnel to become productive.

Our business, results of operations and financial condition will be adversely affected if we do not develop and maintain an effective internal advertising sales force.

HIGHLY COMPETITIVE MARKETS

    The number of web sites competing for users and Internet advertisers' and e-commerce marketers' spending has increased significantly. We expect such competition to continue to increase because there are no substantial barriers to entry in our market. Competition may also increase as a result of industry consolidation. Increased competition could result in less traffic to our web site, price reductions for our advertising inventory, reduced margins or loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition.

    We compete for users, advertisers and e-commerce marketers with the following:

    - Internet retrieval companies, search engines and other Internet "portal" companies (such as Excite, InfoSeek, Lycos and Yahoo!);

    - online content web sites (such as C--net, ESPN.com and ZDNet.com);

    - online community web sites (such as iVillage);

    - online personal homepage services (such as GeoCities and theglobe.com);

    - publishers and distributors of television, radio and print (such as CBS, Disney, NBC and Time Warner);

    - general purpose consumer online services (such as America Online and Microsoft Network); and

    - web sites maintained by Internet service providers (such as AT&T Worldnet, Earthlink and Netcom).

    We believe that our ability to compete depends on many factors, many of which are outside of our control. These factors include the quality of content provided by us and our competitors, the ease of use of services developed either by us or our competitors, the timing and market acceptance of new and enhanced services developed either by us or our competitors, and sales and marketing efforts.

    Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, guides, distribution partners, and advertisers and e-commerce partners. Our competitors may develop services that are equal or superior to MININGCO.COM or that achieve greater market acceptance than MININGCO.COM. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of advertisers and e-commerce marketers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully or competitive pressures may have a material adverse effect on our business, results of operations and financial condition.

    We also compete with television, radio, cable and print (traditional advertising media) for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or MININGCO.COM to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising or to advertise on MININGCO.COM. Please see "Business-- Competition."

DEPENDENCE ON GUIDE NETWORK

    Our success depends on our ability to provide a wide range of in-depth, high-quality content. We are substantially dependent on our network of independent contractor guides for the provision of up-to-date content covering thousands of subjects. Our guides may not provide us with a sufficient amount of high-quality content covering a broad enough range of subjects. Furthermore, any number of guides may discontinue their relationship with us. Our business, results of operations and financial condition would be materially adversely affected if our guides fail to provide us with adequate content or if we fail to successfully replace the content provided by former guides on a timely basis. Our business, results of operations and financial condition would also be materially adversely affected if we are required to treat guides as employees for tax or employee benefit purposes or otherwise. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--The Guide Relationship."

NEED TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH THIRD PARTIES

    A portion of our traffic comes from non-exclusive, short-term distribution and other relationships with third-party web sites. These web sites may not attract significant numbers of users and MININGCO.COM may not receive a significant number of additional users from these relationships. Moreover, we may have to pay significant fees to establish additional relationships or maintain existing relationships in the future. We may also enter into agreements with advertisers, e-commerce martketers or other third-party web sites that require us to exclusively feature these parties in certain sections or on certain pages of MININGCO.COM. Such exclusivity agreements may limit our ability to enter into other advertising or sponsorship agreements or other strategic relationships. Many companies we may pursue for strategic relationships also offer competing services. As a result, these competitors may be reluctant to enter into strategic relationships with us. Our business, results of operations and financial condition could be materially adversely affected if we do not establish and maintain strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in increased traffic on MININGCO.COM. Please see "Business--Distribution Partnerships."

NEED TO MANAGE GROWTH

    As of June 30, 1997, we had a total of 59 employees and 460 guides, and, as of December 21, 1998, we had a total of 104 employees and 601 guides. The 601 guides are independent contractors located in over 40 states and 18 countries. Certain of our key employees have recently been hired, including our Vice President--Marketing who was hired in November 1998, and do not have significant experience working with us or our management team. In addition, we expect to hire a new Chief Financial Officer in the near future. We expect that the number of our employees, including management-level employees, will continue to increase for the foreseeable future. In addition, we expect that the number of guides will continue to increase as new GuideSites are established. This growth has placed, and our anticipated future growth will continue to place, a significant strain on our management systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We must also maintain close coordination among our technical, accounting, finance, marketing, sales and editorial organizations. Our inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

    Our future success depends, in part, on the continued service of our key management personnel, particularly Mr. Scott P. Kurnit, our President, Chief Executive Officer and Chairman of the Board of Directors, and Mr. William C. Day, our Chief Operating Officer and Chief Financial Officer. Although we are the beneficiary of a key person life insurance policy on Mr. Kurnit's life, the loss of his services, or the services of certain other key employees, would have a material adverse effect on our business, results of operations and financial condition.

    Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Please see "Management."

SYSTEM RISKS

    The performance of MININGCO.COM is critical to our business and reputation, and to our ability to attract users, advertisers and e-commerce partners to MININGCO.COM. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of MININGCO.COM could result in reduced traffic and reduced revenue, and could impair our reputation and brand. In March 1998, we entered into a one-year Internet-hosting agreement with Frontier Global Center ("Frontier") to maintain all of our production servers at Frontier's Manhattan Data Center. Although Frontier provides comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours-per-day, seven days-per-week, Frontier does not guarantee that our Internet access will be uninterrupted, error-free or secure. Our operations depend on Frontier's ability to protect its and our systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Any disruption in the Internet access provided by Frontier could have a material adverse effect on our business, results of operations and financial condition. Our insurance policies have low coverage limits and therefore our insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our service. MININGCO.COM could also be affected by computer viruses, electronic break-ins or other similar disruptions. MININGCO.COM must accomodate a high volume of traffic and MININGCO.COM has in the past and may in the future experience slower response times for a variety of reasons. An increase in volume of users accessing MININGCO.COM could lead to systems failures or slower response times and adversely affect our advertising revenues. Users may become dissatisfied by any system failure that interrupts our ability to provide MININGCO.COM to them or results in slower response time. Our business, results of operations and financial condition could be materially adversely affected by any damage or failure that interrupts or delays our operations.

    Our users and our guides depend on Internet service providers, online service providers and other web site operators for access to MININGCO.COM. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could materially adversely affect our business, results of operations and financial condition. Please see "Business--Operating Infrastructure."

INTELLECTUAL PROPERTY

    We seek to protect our proprietary rights, but our actions may be inadequate to protect our patents (if issued), trademarks or other proprietary rights or to prevent others from claiming violations of their proprietary rights. Third parties may infringe or misappropriate our proprietary rights, which could have a material adverse effect on our business, results of operations or financial condition. The validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving. Furthermore, third parties may assert infringement claims against us. From time to time we have been, and we expect to continue to be, subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us or our guides. Such claims and any resultant litigation, should it occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, such litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially adversely affect our business, results of operations and financial condition. Any claims from third parties may also result in limitations on our ability to use the trademarks and other intellectual property subject to such claims unless we enter into agreements with the third parties responsible for such claims, which may be unavailable on commercially reasonable terms.

    We generally enter into confidentiality agreements with our employees, guides, consultants and strategic partners, and generally control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our proprietary information. The steps we have taken may not prevent misappropriation of our proprietary information. Please see "Business--Intellectual Property."

YEAR 2000 RISKS

    We have begun to assess the Year 2000 readiness of our software. We are also in the process of contacting certain third-party vendors, licensors and providers of hardware, software and services regarding their Year 2000 readiness. Following an assessment and after contacting these third parties, we will be able to make an evaluation of our state of readiness, potential risks and costs, and to determine whether a contingency plan is necessary. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

    We currently anticipate that the net proceeds from this offering, together with available funds, will be sufficient to meet our anticipated needs for at least the next 12 months. We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. There can be no assurance that any required additional financing will be available on terms favorable to us, or at all. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interest and such securities may have rights senior to those of the holders of our common stock. If additional funds are raised by our issuing debt, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures, which could have a material adverse effect on our business, results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS OR INVESTMENTS

    From time to time we have had discussions with companies regarding acquisitions or investments in complementary companies, technologies or services. However, we have no present understandings or agreements relating to any such acquisition or investment. We have no experience in making such acquisitions or investments. If we make an acquisition, we could have difficulty in assimilating the acquired company's personnel and operations. In addition, the key personnel of the acquired business may not continue to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations due to increased operating expenses and charges, such as amortization of goodwill.

SHARES ELIGIBLE FOR FUTURE SALE

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have outstanding shares of
common stock. Of these shares, the      shares being offered hereby will be
freely tradeable. This leaves 8,342,199 shares eligible for sale in the public market as follows:

NUMBER OF SHARES                                      DATE
------------------  -------------------------------------------------------------------------

        3,128       After the date of this prospectus

        3,280       Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our stock option plan

       12,584       At various times after 90 days from the date of this prospectus

    5,084,116       After 180 days from the date of this prospectus (subject, in some cases, to volume limitations)

    3,239,091       At various times after 180 days from the date of this prospectus

    As of the date of this prospectus, options to purchase a total of 1,178,675 shares of common stock are outstanding, of which options to purchase 477,722 shares are currently exercisable. Of the options to purchase 700,953 shares of common stock that are not currently exercisable, options to purchase 373,667 shares of common stock shall immediately vest and become exercisable upon the closing of this offering. Upon the closing of this offering, we intend to file a registration statement to register for resale the 1,886,800 shares of common stock reserved for issuance under our 1998 Stock Option/Stock Issuance Plan (the "1998 Plan"). We expect such registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under the 1998 Plan will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to below.

    Upon the closing of this offering, we intend to grant non-qualified stock options to purchase approximately 350,000 shares of common stock to a substantial majority of our guides. The exercise price per share of such options is expected to be the initial public offering price of the common stock. A majority of these option grants are expected to vest in the following manner:
(i) 10% upon the closing of this offering, (ii) 15% six months following the closing of this offering and (iii) 25% in each of three semi-annual installments commencing one year from the closing of this offering. None of the shares issuable upon the exercise of these options will be subject to a lock-up agreement with the underwriters as described below.

    Our directors and officers and certain of our stockholders who hold 8,204,671 shares in the aggregate, together with the holders of options to purchase 1,072,756 shares of common stock and the holders of warrants to purchase 35,600 shares of common stock, have entered into lock-up agreements pursuant to which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus.

    Certain stockholders, holding approximately 6,779,275 shares of common stock, have the right, subject to certain conditions and limitations, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. Please see "Management--1998 Stock Option/ Stock Incentive Plan," "Principal Stockholders," "Description of Securities--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

CONTROL BY OFFICERS, DIRECTORS AND AFFILIATED ENTITIES

    Our executive officers and directors and entities affiliated with them will,
in the aggregate, beneficially own approximately   % of our common stock
following this offering. These stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us, which could have a material adverse effect on our stock price. Please see "Management" and "Principal Stockholders."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between the Company and the representatives of the underwriters and may not be indicative of the market price for the common stock that will prevail in the trading market. The market price of the common stock may decline below the initial public offering price. The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, securities class action litigation has often been instituted against a company following periods of volatility in the market price of such company's securities. If instituted against us, regardless of the outcome, such litigation could result in substantial costs and a diversion of our management's attention and resources and have a material adverse effect on our business, results of operations and financial condition. Please see "Underwriting."

BROAD DISCRETION AS TO USE OF PROCEEDS

    Our management will have broad discretion with respect to the expenditure of proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Please see "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS

    Certain provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Please see "Description of Securities."

DILUTION

    The initial public offering price per share will exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will incur immediate and substantial dilution in their investment. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. Please see "Dilution."

                    FORWARD LOOKING STATEMENTS; MARKET DATA

    Certain statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere are forward-looking statements. Such forward-looking statements are not historical facts. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those discussed under "Risk Factors."

    This prospectus contains market data related to the Company and the Internet. Such data has been included in the studies prepared by the Internet market research firms of International Data Corporation, Jupiter Communications and Media Metrix, Inc. Such market data includes projections that are based on a number of assumptions. The assumptions include that: (i) no catastrophic failure of the Internet will occur; (ii) the number of people online and the total number of hours spent online will increase significantly over the next five years; (iii) the value of online advertising dollars spent per online user hour will increase; (iv) the download speed of content will increase dramatically; and (v) Internet security and privacy concerns will be adequately addressed. If any one or more of these assumptions turns out to be incorrect, actual results may differ from the projections based on such assumptions. The Internet-related markets may not grow over the next three to four years at the rates projected by International Data Corporation, Jupiter Communications or Media Metrix, Inc., or at all. The failure of these markets to grow at such projected rates may have a material adverse effect on the Company's business, results of operations and financial condition, and the market price of the Company's common stock.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares offered hereby, after deducting underwriting discounts and the estimated offering expenses
payable by the Company, are estimated to be approximately $         ($
if the underwriters' over-allotment option is exercised in full), assuming an
initial public offering price of $         per share.

    The Company intends to use the net proceeds of this offering for working capital and other general corporate purposes, including advertising and brand promotion. The Company may also use a portion of the proceeds for strategic alliances and acquisitions. The Company has not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending any such use, as described above, the Company intends to invest the net proceeds in interest-bearing instruments. See "Risk Factors--Risks Associated with Potential Acquisitions or Investments" and "--Broad Discretion as to Use of Proceeds."

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on its capital stock since inception and does not expect to pay any cash dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the expansion of its business.

                                 CAPITALIZATION

    The following table sets forth, as of September 30, 1998, the capitalization of the Company (i) on an actual basis, (ii) on a pro forma basis to reflect (a) the issuance of shares of convertible preferred stock during the fourth quarter of 1998 in consideration for net cash proceeds of approximately $12.4 million and the conversion of $1.8 million in outstanding notes payable, (b) the issuance of 639,634 shares of common stock upon the exercise of certain warrants during December 1998 in consideration for net proceeds of approximately $2.3 million and (c) the automatic conversion of all outstanding shares of convertible preferred stock into 6,139,641 shares of common stock upon the closing of this offering, and (iii) on a pro forma as adjusted basis to give
effect to the sale of the          shares offered hereby at an assumed initial
public offering price of $           per share, after deducting underwriting
discounts and the estimated offering expenses payable by the Company. This information should be read in conjunction with the Company's financial statements and the notes relating to such statements appearing elsewhere in this prospectus.

                                                                               SEPTEMBER 30, 1998
                                                                     --------------------------------------
                                                                                                PRO FORMA
                                                                       ACTUAL     PRO FORMA    AS ADJUSTED
                                                                     ----------  -----------  -------------

                                                                                 (IN THOUSANDS)
Cash and cash equivalents..........................................  $    1,241   $  15,940     $
                                                                     ----------  -----------  -------------
                                                                     ----------  -----------  -------------

Notes payable, excluding current portion...........................  $    2,432   $     328     $
Obligations under capital leases, excluding current installments...         199         199
Convertible preferred stock, $0.001 par value; 18,662,260 shares authorized, 9,944,311 shares issued and outstanding actual; no shares issued and outstanding pro forma or pro forma as
  adjusted.........................................................      17,297          --            --
                                                                     ----------  -----------  -------------

Stockholders' (deficit) equity:
  Preferred stock, $0.001 par value, 5,000,000 shares authorized;
    no shares issued and outstanding actual, pro forma or pro forma
    as adjusted....................................................          --          --
  Common stock, $0.001 par value, 50,000,000 shares authorized;
    1,548,540 shares issued and outstanding actual; 8,327,815
    shares issued and outstanding pro forma; and       shares
    issued and outstanding pro forma as adjusted (1)...............           1           8
Additional paid-in capital.........................................         750      34,842
Deferred compensation..............................................        (438)       (438)
Accumulated deficit................................................     (20,842)    (20,842)
                                                                     ----------  -----------  -------------
  Total stockholders' (deficit) equity.............................     (20,529)     13,570
                                                                     ----------  -----------  -------------
    Total capitalization...........................................  $     (601)  $  14,097     $
                                                                     ----------  -----------  -------------
                                                                     ----------  -----------  -------------

------------------------

(1) This information excludes (i) 1,055,340 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 1998, with a weighted average exercise price of $0.59 per share and (ii) 736,341 shares of common stock issuable upon the exercise of outstanding warrants outstanding as of September 30, 1998, with a weighted average exercise price of $4.17 per share. See "Management--1998 Stock Option/Stock Issuance Plan" and "Description of Securities."

                                    DILUTION

    The pro forma net tangible book value of the Company as of September 30, 1998 was $13,570,400, or $1.63 per share of common stock. Pro forma net tangible book value per share is equal to the amount of the Company's total tangible assets (total assets less intangible assets) less total liabilities, divided by the pro forma number of shares of common stock outstanding as of September 30,
1998. Assuming the sale by the Company of the       shares offered hereby at an
assumed initial public offering price of $           per share and after
deducting the underwriting discounts and the estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of
September 30, 1998 would have been $      , or $         per share of common
stock. This represents an immediate increase in pro forma net tangible book
value of $         per share to existing stockholders and an immediate dilution
in pro forma net tangible book value of $         per share to new investors.
The following table illustrates this per share dilution:

Assumed initial public offering price per share...........................             $
  Pro forma net tangible book value per share as of September 30, 1998....  $
  Pro forma increase in net tangible book value attributable to new investors.............................................................
                                                                            ---------
Pro forma net tangible book value per share after this offering...........
                                                                                       ---------
Pro forma dilution per share to new investors.............................             $
                                                                                       ---------
                                                                                       ---------

    The following table summarizes, on a pro forma basis, as of September 30, 1998, the total number of shares of common stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering:

                                                    SHARES PURCHASED         TOTAL CONSIDERATION
                                                 -----------------------  --------------------------   AVERAGE PRICE
                                                   NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                                 ----------  -----------  -------------  -----------  ---------------
Existing stockholders..........................   8,327,815           %   $  33,512,400           %      $    4.02
New investors..................................
                                                 ----------       -----   -------------       -----          -----
    Total......................................                    100%   $                    100%      $
                                                 ----------       -----   -------------       -----          -----
                                                 ----------       -----   -------------       -----          -----

    The foregoing tables and calculations assume no exercise of outstanding options or warrants. At September 30, 1998, there were (i) 1,055,340 shares of common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $0.59 per share and (ii) 736,341 shares of common stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $4.17 per share, of which warrants to purchase 639,634 shares of common stock at a weighed average exercise price of $3.57 per share were exercised during December 1998. To the extent that these options or warrants are exercised, there will be further dilution to new investors. See "Management--1998 Stock Option/Stock Issuance Plan" and "Description of Securities."

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from June 27, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, and the balance sheet data at December 31, 1996 and 1997, are derived from the audited financial statements of the Company included elsewhere in this prospectus. The statement of operations data for each of the nine-month periods ended September 30, 1997 and 1998, and the balance sheet data at September 30, 1998, are derived from unaudited interim financial statements of the Company included elsewhere in this prospectus. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                              PERIOD FROM
                                                             JUNE 27, 1996
                                                              (INCEPTION)                   NINE MONTHS ENDED
                                                                THROUGH      YEAR ENDED       SEPTEMBER 30,
                                                             DECEMBER 31,   DECEMBER 31,  ----------------------
                                                                 1996           1997         1997        1998
                                                             -------------  ------------  ----------  ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...................................................   $        --    $      391   $      181  $    1,578
Cost of revenues...........................................            91         1,857        1,302       2,849
                                                             -------------  ------------  ----------  ----------
Gross profit (loss)........................................           (91)       (1,466)      (1,121)     (1,271)
Operating expenses:
  Sales and marketing......................................           241         1,669        1,440       3,202
  General and administrative...............................         1,101         2,415        1,923       2,374
  Product development......................................           948         2,791        2,218       1,817
                                                             -------------  ------------  ----------  ----------
Total operating expenses...................................         2,290         6,875        5,581       7,393
                                                             -------------  ------------  ----------  ----------
Loss from operations.......................................        (2,381)       (8,341)      (6,702)     (8,664)
Other income (expense), net................................           (57)         (299)        (210)       (445)
                                                             -------------  ------------  ----------  ----------
Net loss...................................................   $    (2,438)   $   (8,640)  $   (6,912) $   (9,109)
                                                             -------------  ------------  ----------  ----------
                                                             -------------  ------------  ----------  ----------
Accretion of convertible preferred stock to liquidation
  value....................................................            --            --           --        (655)
                                                             -------------  ------------  ----------  ----------
Net loss attributable to common stockholders...............   $    (2,438)   $   (8,640)  $   (6,912) $   (9,764)
                                                             -------------  ------------  ----------  ----------
                                                             -------------  ------------  ----------  ----------
Basic and diluted net loss per common share (1)............   $     (1.20)   $    (4.94)  $    (3.90) $    (5.69)
                                                             -------------  ------------  ----------  ----------
                                                             -------------  ------------  ----------  ----------
Weighted average shares outstanding used in basic and
  diluted net loss per common share
  calculation (1)..........................................     2,035,144     1,748,850    1,774,167   1,715,927
                                                             -------------  ------------  ----------  ----------
                                                             -------------  ------------  ----------  ----------
Pro forma basic and diluted net loss per common share
  (1)(2)...................................................                  $    (1.04)              $    (1.10)
                                                                            ------------              ----------
                                                                            ------------              ----------
Weighted average shares used in computing pro forma basic
  and diluted net loss per common share calculation
  (1)(2)...................................................                   8,309,236                8,276,314
                                                                            ------------              ----------
                                                                            ------------              ----------

                                                                      DECEMBER 31,          SEPTEMBER 30, 1998
                                                                  ---------------------  -------------------------
                                                                    1996        1997       ACTUAL    PRO FORMA(2)
                                                                  ---------  ----------  ----------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents.......................................  $   1,647  $      303  $    1,241   $    15,940
Working capital (deficit).......................................      1,195      (3,098)     (1,704)       12,994
Total assets....................................................      2,039       1,357       3,141        17,839
Notes payable, excluding current portion........................      3,972       3,348       2,432           328
Capital leases, excluding current installments..................         --         252         199           199
Convertible preferred stock.....................................         --          --      17,297            --
Total stockholders' (deficit) equity............................     (2,425)    (10,944)    (20,529)       13,570

------------------------

(1) See the financial statements and the notes to such statements appearing elsewhere in this prospectus for the determination of shares used in computing basic and diluted net loss per common share and pro forma basic and diluted net loss per common share.

(2) Gives pro forma effect to (i) the issuance of shares of convertible preferred stock during the fourth quarter of 1998 in consideration for net cash proceeds of approximately $12.4 million and the conversion of $1.8 million in notes payable, (ii) the issuance of 639,634 shares of common stock upon the exercise of certain warrants during December 1998 in consideration for net cash proceeds of approximately $2.3 million and (iii) the automatic conversion of all outstanding shares of convertible preferred stock into 6,139,641 shares of common stock upon the closing of this offering. Please see "Certain Transactions."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PLEASE SEE "RISK FACTORS" AND "FORWARD LOOKING STATEMENTS; MARKET DATA."

OVERVIEW

    MININGCO.COM is a leading Internet news, information and entertainment service. The Company's network is comprised of over 600 GuideSites, each of which focuses on a specific topic and is managed by a knowledgeable human guide. MININGCO.COM provides enhanced Internet navigation through annotated Internet directories that include more than 400,000 pre-screened links to other web sites, enabling users to quickly find relevant Internet content. The GuideSite network also aggregates original high-quality content that is created regularly by the guides on thousands of subjects. Additionally, the Company's GuideSites provide focused forums around which organized and moderated online communities develop. The Company believes that its service offers an enjoyable and efficient Internet experience for users across a broad range of topics, creating highly targeted marketing opportunities for advertisers and e-commerce marketers.

    For the period from the Company's incorporation on June 27, 1996 through April 1997, the Company's operating activities related primarily to the initial development of MININGCO.COM, recruitment of employees and guides, and the establishment of the Company's organizational and technical infrastructure. Since the launch of MININGCO.COM in April 1997, revenues and operating expenses have increased as the Company enhanced its network of guides, expanded its editorial and operating staff, improved MININGCO.COM's functionality and promoted MININGCO.COM to increase brand awareness. As part of its marketing efforts, the Company has conducted online campaigns and, beginning in June 1998, an offline campaign consisting of a national trade magazine print campaign, and outdoor and radio advertisements in selected cities.

    To date, substantially all of the Company's revenues have been derived from the sale of advertisements on MININGCO.COM. These sales have been made to both advertisers (companies that advertise their products and services over the Internet) and e-commerce marketers (companies that advertise and consummate transactions over the Internet). The Company expects to derive its revenue principally from the sale of advertising on MININGCO.COM for the foreseeable future. The Company currently offers advertisers and e-commerce partners numerous sizes and types of advertising placement, including banner advertisements, button advertisements and text links. The Company also offers sponsorship programs and contests to build brand awareness and drive traffic to an advertiser's or e-commerce partner's web site. To date, sales of advertisements on MININGCO.COM have been generated primarily by the Company's internal advertising sales organization and, to a lesser extent, by third-party advertising sales representatives. For the nine months ended September 30, 1998, third-party advertising sales representatives accounted for approximately 27% of the Company's total revenues. As of December 28, 1998, the Company had an internal advertising sales organization consisting of nine professionals. The Company believes that it needs to significantly increase the size of its internal advertising sales organization to successfully execute its growth strategy and, accordingly, the Company intends to hire additional advertising sales professionals. By doing so, the Company believes it can reduce its advertising sales costs as a percentage of revenue and develop and maintain closer relationships with advertisers, agencies and e-commerce marketers.

    Revenues from advertising sales are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Payments received from advertisers prior to displaying their advertisements on

MININGCO.COM are recorded as deferred revenue and are recognized as revenue ratably as the advertisements are displayed. Pursuant to its agreements with advertisers, the Company generally guarantees a minimum number of impressions (times that an advertisement appears in pages viewed by the users of MININGCO.COM) for a fixed fee. To the extent minimum guaranteed impression levels are not met, the Company defers recognition of the corresponding revenues until the guaranteed impression levels are achieved. During the first nine months of 1998, 10% of the Company's revenues were generated by barter agreements (agreements whereby the Company trades advertisements on MININGCO.COM in exchange for advertisements on third-party web sites). The corresponding barter expenses, which equal the amount of barter revenues, are included as a component of cost of revenues.

    Advertisers on MININGCO.COM enter into short-term agreements (typically, one to three months). The Company's agreements with its e-commerce partners are typically longer in duration, ranging from six months to two years and, in certain cases, these agreements entitle the Company to a share of revenues generated by sales of merchandise and services over a particular threshold resulting from direct links from MININGCO.COM. Through September 30, 1998, the Company had not recognized any revenues from such revenue sharing agreements. Any revenues the Company derives from such revenue sharing agreements will be recognized by the Company upon notification from its advertisers and e-commerce partners of sales attributable to MININGCO.COM.

    Guides are currently compensated at an amount equal to the greater of a monthly minimum guarantee or a percentage of net revenues generated by the entire GuideSite network, which is distributed among the guides based on the traffic on their respective GuideSites. For these purposes, net revenues is total revenues received less certain non-cash revenues, third-party advertising sales representative fees, commissions payable to internal advertising sales personnel and direct distribution costs. In addition, management distributes a semi-annual discretionary bonus to guides. Guide compensation is included as a component of cost of revenues.

    The Company has recorded deferred compensation expense of approximately $535,000 for the nine months ended September 30, 1998 in connection with the grant of certain stock options to employees and directors, representing the difference between the deemed value of the Company's common stock at the date of grant for accounting purposes and the exercise price of such options. Such amount is presented as a reduction of stockholders' equity and amortized over the vesting period (typically four years) of the applicable options. Amortization of deferred compensation expense is included in general and administrative expenses. The Company currently expects to amortize the following amounts of deferred compensation expense annually: 1998--$136,000; 1999--$108,000; 2000--$108,000; 2001-- $108,000; and 2002--$75,000. However,
$31,000 of the deferred compensation expense will amortize upon the closing of this offering as a result of the automatic acceleration of certain options. Amortization of deferred compensation was $98,000 for the nine months ended September 30, 1998.

    During October and December 1998, the Company granted stock options to purchase 10,111 and 76,629 shares of common stock, respectively, to employees. The exercise price of such options is $2.81 per share for the October grants and $4.21 per share for the December grants. As a result, the Company expects to record deferred compensation expense of approximately $333,000 in the fourth quarter of 1998, representing the difference between the deemed value of the Company's common stock at the date of grant and the exercise price of the options. Such amount will be presented as a reduction of stockholders' equity and amortized over the vesting period (typically four years) of the applicable options. The Company also expects to record compensation expense of approximately $23,000 in the fourth quarter of 1998 in connection with options granted to consultants in December 1998 to purchase 15,000 shares of common stock at an exercise price of $4.21 per share.

    Upon the closing of this offering, the Company intends to grant non-qualified stock options to purchase approximately 350,000 shares of common stock to a substantial majority of its guides. The exercise price per share of such options is expected to be the initial public offering price of the common stock. Since the guides are independent contractors, the Company expects to record deferred compensation expense representing the fair market value of the options at the date of grant. Such amount will be presented as a reduction of stockholders' equity and amortized over the vesting period (typically two years) of the applicable options.

RESULTS OF OPERATIONS

    REVENUES. Revenues consist primarily of advertising revenue on MININGCO.COM. MININGCO.COM was launched in April 1997. Revenues were $0 for the period from June 27, 1996 (inception) to December 31, 1996 and $391,000 for the year ended December 31, 1997, which included $73,000 of barter revenues. Revenues increased from $181,000 for the nine months ended September 30, 1997 to $1.6 million for the nine months ended September 30, 1998. The Company recorded $152,000 of barter revenues, representing approximately 10% of total revenues, for the nine months ended September 30, 1998. The period-to-period growth in revenues was primarily attributable to an increase in the number of advertisers and the number of impressions delivered. The Company anticipates that revenues from advertising will continue to account for substantially all of the Company's revenues for the foreseeable future, and that barter revenues will remain relatively constant as a percentage of the Company's total revenues in the future.

    COST OF REVENUES. Since the launch of MININGCO.COM in April 1997, cost of revenues has consisted primarily of fees paid to guides, third-party Internet advertising sales commissions, internal advertising sales commissions, salaries of operations personnel, site hosting and depreciation costs and barter advertising expenses. In 1996, the Company's first year of operation, cost of revenues consisted of guide fees and site hosting and depreciation costs incurred in connection with developing the Company's service. Cost of revenues was $91,000 for the period from June 27, 1996 (inception) to December 31, 1996 and $1.9 million for the year ended December 31, 1997. Commencing in June 1998, the Company engaged a third-party Internet advertising sales representative organization to assist its internal advertising sales force in selling MININGCO.COM'S advertising inventory in exchange for a service fee. Cost of revenues was $1.3 million for the nine months ended September 30, 1997 and $2.8 million for the nine months ended September 30, 1998. This period-to-period growth in cost of revenues was primarily attributable to an increase in the fees paid to guides and site hosting and depreciation costs, an increase in the number of operations personnel and the inclusion of commissions and fees paid to a third-party Internet advertising sales organization.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of online and offline advertising costs, salaries and commissions of sales and marketing personnel, public relations costs and other marketing expenses. In 1996, the Company did not dedicate meaningful funds to sales and marketing as MININGCO.COM was not launched until April 1997. Sales and marketing expenses were $241,000 for the period from June 27, 1996 (inception) to December 31, 1996 and $1.7 million for the year ended December 31, 1997. The period-to-period increase in sales and marketing expenses from 1996 to 1997 was primarily attributable to the initiation of the Company's online advertising and other promotional expenditures, as well as increased sales and marketing personnel and related expenses. Sales and marketing expenses increased from $1.4 million for the nine months ended September 30, 1997 to $3.2 million for the nine months ended September 30, 1998. The period-to-period increase in sales and marketing expenses was primarily attributable to the initiation of the Company's offline marketing efforts in June 1998, including a radio, print and outdoor advertising campaign, and the expansion of the Company's online advertising, as well as increased sales and marketing personnel and related expenses. Sales and marketing expenses as a percentage of total revenues have increased as a result of the continued development and implementation of the Company's branding and marketing campaigns. The Company expects that sales and marketing expenses will continue to increase in absolute dollars for the foreseeable future as the Company increases expenditures for marketing, promotion and branding, expands its internal advertising sales force and hires additional marketing personnel.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and related costs for general corporate functions, including finance, accounting, facilities and legal expenses, and fees for professional services. General and administrative expenses were $1.1 million for the period from June 27, 1996 (inception) to December 31, 1996 and $2.4 million for the year ended December 31, 1997. General and administrative expenses increased from $1.9 million for the nine months ended September 30, 1997 to $2.4 million for the nine months ended September 30, 1998. The absolute dollar increase in general and administrative expenses was primarily attributable to increased salaries and related expenses associated with hiring additional personnel, and increased professional fees and facility-related expenses to support the growth of the Company's operations. The Company expects that it will incur additional general and administrative expenses as it hires additional personnel and incurs additional costs related to the growth of its business and its operation as a public company, including directors' and officers' liability insurance, investor relations programs and professional service fees. Accordingly, the Company anticipates that general and administrative expenses will continue to increase in absolute dollars in future periods.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses include personnel and consulting costs associated with the design, development and testing of MININGCO.COM and the Company's systems, editorial personnel costs and software licensing costs. The Company generally expenses its product development costs as incurred. Product development expenses were $948,000 for the period from June 27, 1996 (inception) to December 31, 1996 and $2.8 million for the year ended December 31, 1997. The increase in absolute dollars was primarily attributable to increased staffing levels required to support MININGCO.COM and related back-office systems. Product development expenses decreased from $2.2 million for the nine months ended September 30, 1997 to $1.8 million for the nine months ended September 30, 1998. The absolute dollar decrease in product development expenses was primarily attributable to costs, including consulting fees, associated with the pre-launch development of MININGCO.COM incurred during the first six months of 1997. The Company believes that timely deployment of new and enhanced features and technology are critical to attaining its strategic objectives. Accordingly, the Company intends to continue recruiting and hiring experienced product development personnel and to make additional investments in product development. The Company expects that product development expenditures will increase in absolute dollars in future periods.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net includes interest expense related to the Company's debt and capital lease obligations, net of income from consulting activities and interest income from the Company's cash and cash equivalents. Other income (expense), net was $(57,000) for the period from June 27, 1996 (inception) to December 31, 1996 and $(299,000) for the year ended December 31, 1997. Other income (expense), net changed from $(210,000) for the nine months ended September 30, 1997 to $(445,000) for the nine months ended September 30, 1998. The change was primarily attributable to interest accrued on outstanding debt obligations. During 1997, the Company provided certain consulting services to a major financial institution for an aggregate amount of $450,000. Fees generated by these services, net of expenses, have been recorded as other income, net of which $350,000 and $194,000 was recorded for the year ended December 31, 1997 and the nine-month period ended September 30, 1997, respectively. The Company did not provide consulting services during 1998 and does not anticipate providing such services in the future.

QUARTERLY RESULTS OF OPERATIONS DATA

    The following table sets forth certain unaudited quarterly statement of operations data for each of the seven quarters ended September 30, 1998. In the opinion of management, this data has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, and include all necessary adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of such data. The quarterly data should be read in conjunction with the financial statements and the notes to such statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

    The Company has a limited operating history upon which to evaluate its business and predict revenues and plan operating expenses. In order to be successful, the Company must attract more traffic to MININGCO.COM and generate significant advertising revenues. The Company expects its quarterly operating results to vary significantly in the future due to a variety of factors, many of which are outside its control. Since the Company expects to be substantially dependent on revenues from advertising for the foreseeable future, its quarterly revenues are likely to be particularly affected by traffic levels on MININGCO.COM. In addition, traffic levels on web sites have typically fluctuated during the summer and year-end periods, which could result in a decrease in user traffic on MININGCO.COM during these periods. See "Risk Factors--Limited Operating History" and "--Volatility of Quarterly Operating Results."

                                                                          THREE MONTHS ENDED
                                            -------------------------------------------------------------------------------
                                             MARCH 31,   JUNE 30,   SEPT 30,    DEC 31,    MARCH 31,   JUNE 30,   SEPT 30,
                                               1997        1997       1997       1997        1998        1998       1998
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------

                                                                            (IN THOUSANDS)
Revenues..................................   $      --   $      46  $     135  $     210   $     152   $     396  $   1,030
Cost of revenues..........................         292         495        515        555         582         812      1,455
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Gross profit (loss)...................        (292)       (449)      (380)      (345)       (430)       (416)      (425)
Operating expenses:
  Sales and marketing.....................         359         846        235        229         247         948      2,007
  General and administrative..............         729         631        563        492         631         712      1,031
  Product development.....................         664         743        811        573         471         594        752
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Total operating expenses..............       1,752       2,220      1,609      1,294       1,349       2,254      3,790
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Loss from operations......................      (2,044)     (2,669)    (1,989)    (1,639)     (1,779)     (2,670)    (4,215)
Other income (expense), net...............         (75)       (120)       (15)       (89)       (295)        (89)       (61)
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Net loss..................................   $  (2,119)  $  (2,789) $  (2,004) $  (1,728)  $  (2,074)  $  (2,759) $  (4,276)
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has financed its operations primarily through the private placement of equity securities and the incurrence of indebtedness. As of September 30, 1998, the Company had $1.2 million in cash and cash equivalents.

    To date, the Company has experienced negative cash flows from operating activities. Net cash used in operating activities was $6.0 million for the year ended December 31, 1997 and $7.6 million for the nine months ended September 30, 1998. Net cash used in operating activities for these periods was primarily attributable to the Company's net losses during these periods, adjusted for certain non-cash items, a higher level of accounts receivable due to the time between revenue recognition and the receipt of payments from advertisers, which was partially offset by increases in accounts payable, accrued expenses and deferred revenues. For the nine months ended September 30, 1998, the increase in net cash used in operating activities was primarily attributable to the Company's net operating loss of $9.1 million.

    Net cash used in investing activities was $148,000 for the year ended December 31, 1997 and $448,000 for the nine months ended September 30, 1998. All net cash used in investing activities related to capital expenditures, primarily the acquisition of equipment.

    Net cash provided by financing activities was $4.8 million for the year ended December 31, 1997 and $9.0 million for the nine months ended September 30, 1998. Net cash provided by financing activities in 1997 was primarily attributable to net proceeds received by the Company from the issuance of notes payable. Net cash provided by financing activities in 1998 was primarily attributable to net proceeds from the issuances of loans payable and preferred stock, and, to a lesser extent, borrowings under a secured credit facility related to equipment financing.

    As of September 30, 1998, the Company's principal capital commitments consisted of obligations outstanding under capital and operating leases. The Company has spent approximately $954,000 on capital expenditures since inception, excluding capital lease agreements. The Company estimates that its capital expenditures will be approximately $1.7 million for the fourth quarter of 1998 and will be approximately $4.0 million for 1999. The Company currently expects that its principal capital expenditures through 1999 will relate to improvements to its technical infrastructure and expansion of the Company's headquarters.

    The Company's ability to generate significant revenue is uncertain. The Company has incurred substantial costs to create, launch and enhance MININGCO.COM, to build brand awareness and to grow its business. The Company incurred net losses of $2.4 million for the period from June 27, 1996 (inception) to December 31, 1996, $8.6 million for the year ended December 31, 1997, $6.9 million for the nine months ended September 30, 1997, and $9.1 million for the nine months ended September 30, 1998. At September 30, 1998, the Company had an accumulated deficit of $20.8 million. The Company expects losses from operations and negative cash flow to continue for the foreseeable future as a result of its expansion plans and its expectation that its operating expenses, particularly sales and marketing expenses, will increase significantly in the next several years. Although the Company has experienced revenue growth in recent periods, the Company's revenues may not remain at their current level or increase in the future. If the Company's revenues do not increase and if the Company's spending levels are not adjusted accordingly, the Company may not generate sufficient revenues to achieve profitability, which would have a material adverse effect on the Company's business, results of operations and financial condition. Even if the Company achieves profitability, it may not sustain or increase profitability on a quarterly or annual basis in the future.

    The Company currently anticipates that the net proceeds of this offering, together with available funds, will be sufficient to meet its anticipated needs for at least the next 12 months. The Company may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. There can be no assurance that any required additional financing will be available on terms favorable to the Company, or at all. If additional funds are raised by the issuance of the Company's equity securities, stockholders may experience dilution of their ownership interest and such securities may have rights senior to those of the holders of the common stock. If additional funds are raised by the issuance of debt by the Company, the Company may be subject to certain limitations on its operations, including limitations on the payment of dividends. If adequate funds are not available or not available on acceptable terms, the Company may be unable to fund its expansion, successfully promote its brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures, which could have a material adverse effect on the Company's business, results of operations and financial condition.

IMPACT OF THE YEAR 2000

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    STATE OF READINESS. The Company has begun to assess the Year 2000 readiness of its information technology ("IT") systems, including the hardware and software that enable the Company to provide and deliver MININGCO.COM, and its non-IT systems. The Company's assessment plan consists of (i) quality assurance testing of its internally developed proprietary software incorporated in MININGCO.COM ("Service Software"); (ii) contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of MININGCO.COM; (iii) contacting vendors of material non-IT systems; (iv) assessment of repair or replacement requirements;
(v) repair or replacement; (vi) implementation; and (vii) creation of contingency plans in the event of Year 2000 failures.

    The Company plans to perform a Year 2000 simulation on its Service Software during the first quarter of 1999 to test system readiness. Based on the results of its Year 2000 simulation test, the Company intends to revise the code of its Service Software as necessary to improve the Year 2000 compliance of its Service Software. The Company has been informed by many of its vendors of material hardware and software components of its IT systems that the products used by the Company are currently Year 2000 compliant. The Company will require vendors of its other material hardware and software components of its IT systems to provide assurances of their Year 2000 compliance. The Company plans to complete this vendor process during the first half of 1999. The Company is currently assessing the materiality of its non-IT systems and will seek assurances of Year 2000 compliance from providers of material non-IT systems. Until such testing is complete and such vendors and providers are contacted and have responded, the Company will not be able to completely evaluate whether its IT systems or non-IT systems will need to be revised or replaced.

    COSTS. To date, the Company has not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of its expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, the Company does not possess the information necessary to estimate the potential costs of revisions to its Service Software should such revisions be required or the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although the Company does not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have a material adverse effect on the Company's business, results of operations and financial condition.

    RISKS. The Company is not currently aware of any Year 2000 compliance problems relating to Service Software or its IT or non-IT systems that would have a material adverse effect on the Company's business, results of operations and financial condition, without taking into account the Company's efforts to avoid or fix such problems. There can be no assurance that the Company will not discover Year 2000 compliance problems in its Service Software that will require substantial revisions or replacements. In addition, there can be no assurance that third-party software, hardware or services incorporated into the Company's material IT and non-IT systems will not need to be revised or replaced, which could be time consuming and expensive. The failure of the Company to fix its Service Software or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its Service Software, and its IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside the Company's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of the Company, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent the Company from delivering MININGCO.COM, decrease the use of the

Internet or prevent users from accessing MININGCO.COM, any of which would have a material adverse effect on the Company's business, results of operations and financial condition.

    CONTINGENCY PLAN. As discussed above, the Company is engaged in an ongoing Year 2000 assessment and has not developed any contingency plans. The results of the Company's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the need for and nature and extent of any contingency plans.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued the Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The Company adopted the provisions of SFAS 130 as of January 1, 1998. SFAS 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income
(loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The Company's comprehensive net loss is equal to its net loss for all periods presented.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting information about operating segments. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") which provides guidance for determining whether computer software is internal-use software and accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. SOP 98-1 also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company currently does not engage or plan to engage in derivative instruments or hedging activities.

                                    BUSINESS

OVERVIEW

    MININGCO.COM is a leading Internet news, information and entertainment service. The Company's network is comprised of over 600 GuideSites, each of which focuses on a specific topic and is managed by a knowledgeable human guide. MININGCO.COM provides enhanced Internet navigation through annotated Internet directories that include more than 400,000 pre-screened links to other web sites, enabling users to quickly find relevant Internet content. The GuideSite network also aggregates original high-quality content that is created regularly by the guides on thousands of subjects. Additionally, the Company's GuideSites provide focused forums around which organized and moderated online communities develop. The Company believes that its service offers an enjoyable and efficient Internet experience for users across a broad range of topics, creating highly targeted marketing opportunities for advertisers and e-commerce marketers. According to Media Metrix, Inc., over 4.2 million unique users visited MININGCO.COM in November 1998, making MININGCO.COM the fourth largest news/information/ entertainment Internet property in terms of audience reach and the 26th largest Internet property overall.

INDUSTRY BACKGROUND

    The Internet is a significant and rapidly growing global medium for collecting and exchanging information, communicating, entertaining and conducting business. The growth of this medium is being driven by the development of compelling Internet content, increasing consumer awareness of the Internet and inexpensive web access. International Data Corporation estimates that the number of Internet users worldwide exceeded 68 million in 1997 and will grow to over 319 million by 2002.

    INTERNET ADVERTISING AND E-COMMERCE. Unlike most traditional media, the Internet allows advertisers to target specific audiences while tracking impression levels, user demographics and advertisement effectiveness. Jupiter Communications estimates that online advertising revenues will grow from approximately $940 million in 1997 to approximately $7.7 billion in 2002.

    Since online purchases of goods and services can be less expensive and more convenient than traditional transactions, the Internet is becoming a powerful e-commerce platform. The Company believes that as the volume of e-commerce transactions expands, retailers will offer a greater variety of products and services over the Internet. Jupiter Communications estimates that the amount of goods and services purchased in online consumer transactions will grow from approximately $2.6 billion in 1997 to approximately $37.5 billion in 2002.

    INTERNET NAVIGATION. The rapid growth in the amount of information available on the Internet presents significant challenges for users seeking specific information and resources. A number of tools have emerged to enable users to find this information, including Internet directories and search engines. Internet directories generally list web sites by specific topics of interest and by their Internet address, thus enabling an interested user to go directly to the listed site by clicking on the address. However, with the growth of the content available on the Internet, these directories have become increasingly difficult to build and maintain with a high level of quality. Search engines typically use software that searches the Internet to capture, store and index web site information in order to retrieve web site listings in response to a query. These software programs have a limited ability to accurately determine the quality or relevance of the web sites being referenced. As the Internet grows, the ability of traditional Internet directories and search engines to provide current and relevant references is likely to diminish, making these services less useful.

    CONTENT. A vast amount of content is being added to the Internet every day and the quality of this content varies significantly. The Company believes that higher quality Internet content is typically found on topic-specific sites, and is created by individuals who are knowledgable about their topics. Because these sites tend to be widely dispersed, users generally must visit a number of unaffiliated sites in order to access high-quality content on more than one topic. The Company believes that few Internet services offer aggregated high-quality content across a wide range of topics.

    COMMUNITY. Internet users often seek organized online communities where they can interact with individuals who share similar interests and find related information, products and services. The Company believes that few Internet services provide a broad range of community features. For example, home page services allow users to create their own web pages and interact with other users, but often do not provide quality information, products and services. In addition, home page services often lack paid individuals responsible for monitoring and organizing the communities.

    The Company believes that Internet users are seeking (i) Internet navigation that enables users to efficiently locate high-quality, relevant content, (ii) original content developed by knowledgeable authors on a broad range of topics and (iii) moderated and organized online communities. In addition, the Company believes that Internet advertisers and e-commerce marketers are seeking a highly targeted audience with a propensity to purchase goods and services online.

THE MININGCO.COM SOLUTION

    The Company, through its network of knowledgeable and paid guides, offers
(i) relevant, filtered Internet directories, (ii) high-quality original content on thousands of subjects and (iii) hundreds of full-featured online communities. The guides complete a comprehensive 16-week training process and are monitored for quality and consistency. The Company believes that MININGCO.COM fosters brand loyalty, repeat usage and increased duration of visits by providing an enjoyable, efficient Internet experience. The breadth of the GuideSite network and the focus of each GuideSite on MININGCO.COM provides advertisers and e-commerce marketers with highly targeted marketing opportunities across numerous consumer and business categories.

    ENHANCED INTERNET NAVIGATION SERVICE. The Company's network of over 600 GuideSites features annotated Internet directories that include more than 400,000 links to other web sites. The guides regularly search the Internet to find relevant content sites, or specific pages within a site, and evaluate their quality and timeliness, saving the user from this time-consuming and often frustrating task. In addition to pre-screening and selecting links, the guides provide concise descriptions of the content on each link, enabling users to quickly indentify relevant Internet content.

    HIGH-QUALITY, AGGREGATED CONTENT. The Company's service provides original content (through features and newsletters) that is created by the guides on a regular basis. The aggregation of GuideSites allows users to find a broad range of high-quality content within a single network. The Company has exclusive online rights to all guide-developed content, which enables the Company to increase both MININGCO.COM usage and related revenue opportunities. For example, the Company is able to syndicate this content to other Internet services to drive traffic to MININGCO.COM. Additionally, the Company can use this content to create promotional vehicles for its e-commerce partners that integrate this content with content provided by the e-commerce partner.

    RICHER COMMUNITY EXPERIENCE. The Company believes that its GuideSites provide focused forums around which online communities develop. Each GuideSite includes a variety of community features that are moderated by the guides, including bulletin boards, chat and events calendars, as well as quality information, products and services. The Company believes that its knowledgeable and paid guides maintain high-quality interaction and organization in their communities. Users may also e-mail guides directly to seek information.

    TARGETED ADVERTISING AND E-COMMERCE. The Company believes that its service provides advertisers and e-commerce marketers with a broad range of highly targeted marketing opportunities. According to the winter 1999 survey of 40,000 Internet users conducted by @Plan, an Internet market research company, the percentage of MININGCO.COM users that purchase online is higher than users of leading navigation sites in some of the largest e-commerce categories, including books, airline tickets/ reservations, computer hardware, general software, musical CDs/tapes, stocks and mutual funds, event tickets, home banking software, flowers, Internet software and business equipment.

THE MININGCO.COM STRATEGY

    The Company's objective is to become a primary Internet destination and a leading Internet advertising and e-commerce platform. The key elements of the Company's strategy include:

    BUILDING BRAND AWARENESS. The Company believes that establishing brand awareness is critical to attracting and retaining users, advertisers and e-commerce partners. In June 1998, the Company augmented its online marketing efforts with the initiation of its first significant offline marketing campaign. The Company intends to build its brand awareness and traffic by significantly expanding its marketing efforts, including both offline and online marketing initiatives. The Company also intends to build brand awareness through content distribution and syndication partnerships.

    INCREASING TRAFFIC THROUGH DISTRIBUTION AND SYNDICATION PARTNERSHIPS. In addition to its marketing and brand building initiatives, the Company believes that distribution and syndication partnerships are a valuable way to drive traffic to MININGCO.COM. Through these partnerships, the Company provides content to a partner's web site, and users can link to MININGCO.COM by clicking on this content. The Company has formed partnerships with Internet service providers such as AT&T Worldnet, BellSouth.net and Earthlink; content web sites such as CBS SportsLine, LifetimeTV.com and Weather.com; and search engines/Internet directories such as GoTo.com, LookSmart, Metacrawler and Netscape Communications' NetSearch. The Company intends to expand its existing distribution and syndication partnerships and to develop relationships with additional partners in the future.

    INCREASING USAGE OF MININGCO.COM. The Company believes that expanding the functionality, features and content of MININGCO.COM, as well as increasing internal cross-promotion between GuideSites, will increase user loyalty, repeat usage and duration per visit. The Company plans to further develop its registration and personalization processes and to introduce programs to convert users to members.

    EXPANDING INTERNAL ADVERTISING SALES CAPABILITIES. The Company believes that a strong internal advertising sales organization is essential to effectively generate revenues from MININGCO.COM. As of December 28, 1998, the Company had an internal advertising sales staff of nine professionals. To supplement the efforts of its internal advertising sales staff, the Company uses third-party advertising sales representatives to sell advertisements. The Company intends to significantly increase the size of its internal sales staff in order to maintain closer relationships with its advertisers and e-commerce partners, to optimize its advertising rates and to reduce advertising sales costs as a percentage of revenues.

    CONVERTING TRAFFIC INTO REVENUES. The Company's service is designed to offer a highly targeted platform for advertisers and e-commerce partners. The Company intends to increase its advertising revenues by focusing on a number of key strategies, including broadening its base of advertisers and e-commerce partners and optimizing its advertising rates by leveraging the increasing flow of traffic in highly targeted sections within the GuideSite network.

MININGCO.COM

    The Company's service is a scalable network of more than 600 GuideSites, each of which focuses on a particular topic and is managed by a knowledgeable guide who is paid by the Company. The Company's GuideSites are currently organized into 13 channels and 67 sections:

ARTS/ENTERTAINMENT

    Books/Writing
    Comedy
    Movies
    Music
    Performing Art
    The Arts
    TV/Radio

BUSINESS

    Business
    Finance/Investments
    Industries

CAREERS/EDUCATION

    Careers
    College/Universities
    Education

COMPUTING/SCIENCE

    Hardware
    Multimedia
    Net/Online
    Operating Systems
    Programming
    Science
    Software

CULTURES/BELIEFS

    Americas
    Beliefs
    Languages
    Religion and Philosophy
    World

FAMILY

    Kids
    Parenting
    Teens

HEALTH

    Alternative Medicine
    Disabilities
    Diseases/Conditions
    Fitness/Wellness
    Medicine
    Mental Health
    Women's Health

HOBBIES/GAMES

    Arts/Crafts
    Cars/Cycles
    Collecting
    Electronic
    Games-General
    Pastimes

LIVING

    Food/Drink
    Home/Garden
    Pets
    Relationships
    Sexuality
    Style

LOCAL

    Midatlantic U.S.
    Midwest U.S.
    New England U.S.
    Pacific U.S.
    Southeast U.S.
    Southwest U.S.
    Western U.S.

NEWS/ISSUES

    History
    Issues/Causes
    News/Events
    Politics

SPORTS

    Individual/Spectator
    Recreational
    Sports-General
    Team/Spectator
    Water Sports

TRAVEL

    Resources
    United States
    Vacations
    World

    The Company has developed a template for consistent presentation of each GuideSite's navigational features, content and community tools. This template includes:

    - a welcome page that promotes various aspects of a GuideSite, including the guide's latest featured article;

    - the name, e-mail address and photograph of the guide managing the GuideSite;

    - an Internet directory that provides annotated links to the guide's selected third-party Internet content;

    - an archive of the guide's original content features;

    - a guide-created e-mail newsletter to allow GuideSite users to stay in touch with developments on the GuideSite and the GuideSite's topic;

    - a guide-moderated bulletin board where visitors can post questions, opinions or information;

    - a chat room for visitors that is used for regularly scheduled, guide-hosted chat sessions and unscheduled open chat;

    - an events calendar maintained by the guide that lists various activities and events related to the GuideSite's topic;

    - a guide biography page that provides users with background information regarding the guide; and

    - a feedback form for users to submit comments directly to the guide regarding a particular GuideSite.

In order to receive e-mail newsletters and to access GuideSite bulletin boards and chat rooms, users first register with MININGCO.COM by providing basic information.

    The Company's editors regularly identify noteworthy content features within the GuideSites, and combine this content in a variety of formats for users. This content is used to create daily features on pages within MININGCO.COM (e.g., "MININGCO TODAY"), and to develop e-mail newsletters. The Company believes that these features and newsletters are effective site promotion and user retention tools.

DISTRIBUTION AND SYNDICATION PARTNERSHIPS

    The Company believes that its distribution and syndication partnerships drive traffic to MININGCO.COM. Through these partnerships, the Company provides content to a partner's web site, and users can link to MININGCO.COM by clicking on the content. The flexibility and breadth of the Company's content enables it to partner with a broad range of Internet companies, including Internet service providers, content web sites and search engines/Internet directories. The Company has agreements to provide content to some of the leading Internet service providers, such as AT&T WorldNet, BellSouth.net and EarthLink. Additionally, the Company provides content to popular content web sites such as CBS SportsLine, LifetimeTV.com and Weather.com. The Company also currently has agreements with search engines/Internet directories such as GoTo.com, LookSmart, Metacrawler and Netscape Communications' NetSearch. These agreements typically require the Company to make payments that are either fixed or are based on the amount of traffic directed from the partner's site to MININGCO.COM. In some instances, the Company will display a partner's logo and/or color scheme to users who are directed to MININGCO.COM by that partner.

ADVERTISING AND E-COMMERCE RELATIONSHIPS

    The Company believes its service provides a highly targeted platform for advertisers and e-commerce partners over a broad range of consumer and business categories. To date, sales of advertisements on MININGCO.COM have been generated primarily by the Company's internal advertising sales organization and, to a lesser extent, by third-party advertising sales representatives. As of December 28, 1998, the Company had an internal advertising sales organization consisting of nine professionals, located in New York, Los Angeles and San Francisco. The Company intends to significantly increase the size of its internal advertising sales organization. The Company's internal advertising sales force maintains close relationships with advertisers and advertising agencies by consulting regularly with them on design and placement of their Internet-based advertising, by providing them with advertising measurement analysis and by providing a high level of customer support. The Company's agreements with its third-party advertising sales representatives are generally terminable by either party with 90 days' prior written notice.

    The Company's advertisers and advertising agencies enter into short-term agreements (one to three months) under which they generally receive a guaranteed number of impressions for a fixed fee. The Company's agreements with its e-commerce partners are typically longer in length, ranging from six months to two years and, in certain cases, these agreements entitle the Company to a share of revenues generated by sales of merchandise or services over a particular threshold resulting from direct links from MININGCO.COM. Advertisers and e-commerce partners have significant flexibility in determining the placement of their advertisements based on the level of targeting they want to achieve. The Company offers advertisers and e-commerce partners numerous sizes and types of advertising placement, including banner advertisements, button advertisements and text links. The Company also offers sponsorship programs and contests to build brand awareness and to drive traffic to the web sites of its advertisers and e-commerce partners.

    ADVERTISING CUSTOMERS. The following is a list of some of the advertisers that have advertised on MININGCO.COM during 1998:

    -  @Hand

    -  Auction Universe

    -  Bid.com

    -  Bell Atlantic's Big Yellow

    -  Citibank

    -  Dow Jones Interactive

    -  eBay

    -  HomeShark

    -  House.net

    -  IBM

    -  Intellipost

    -  Schering-Plough

    -  Tripod

    -  ValuPage

    -  Ziff Davis' ZD University

    E-COMMERCE PARTNERS. As of December 15, 1998, the Company had e-commerce partnerships with the following entities:

    -  Beyond.com (Software)

    -  BigStar Entertainment (Videos)

    -  Bertelsmann Music Group (Music CD's)

    -  EJeweler (Jewelry)

    -  LowestFare.com (Travel)

    -  Office Max (Office supplies)

    -  Trading Direct (Online brokerage)

    The Company leverages its content to facilitate online sales of merchandise and services. For several of its e-commerce partners, the Company has developed promotional features that integrate original content from MININGCO.COM with traditional commercial advertising. The Company provides links to these integrated promotional web sites by prominently displaying an e-commerce partner's advertisement within MININGCO.COM. For example, the Company has developed an online video store for BigStar that integrates BigStar's video offerings with movie reviews independently written by MININGCO.COM guides. As part of this promotion, guides can make recommendations for movies related to their GuideSites' topics that are linked to the BigStar video store. As of December 26, 1998, over 130 guides had created annotated links to BigStar's video store within their GuideSites. The Company believes that such features create a more relevant, engaging purchasing vehicle for users, while enhancing the value of the Company's service as an e-commerce platform.

MARKETING AND BRAND PROMOTION

    The Company believes that an aggressive brand promotion campaign will increase usage of MININGCO.COM, as well as attract additional advertisers and e-commerce partners. The Company's markets its service through online advertising. In addition, the Company has been advertising in selected cities through traditional offline media, including outdoor and radio advertisements, and a national trade magazine campaign. The Company also utilizes public relations, trade shows and ongoing customer communications programs. The Company intends to use a portion of the net proceeds from this offering to expand its marketing and brand promotion initiatives.

THE GUIDE RELATIONSHIP

    As of December 21, 1998, the Company's 601 guides, 330 of which had been guides for at least one year, were located in over 40 states and 18 countries. Through the GuideSites, these independent contractors create annotated Internet directories, original content and moderate community tools such as bulletin boards and chat.

    APPLICATION AND TRAINING. The Company recruits its guides through various methods, including searches of the Internet for topic-specific web sites run by individuals, MININGCO.COM user inquiries, referrals by existing guides and Internet-based classified job listings. Guide applications are available on MININGCO.COM and are screened by a team of editors who read and evaluate the applicant's sample feature and Internet directories, as well as assess the applicant's knowledge of that topic. Once an application is accepted, the applicant becomes an associate guide and is placed into a four-week preliminary training class. During this period, the associate guide is taught how to construct and maintain a GuideSite, how to administer a bulletin board and chat, and how to create features and newsletters. At the same time, the Company reviews the associate guide's feature articles and directories for quality of organization, annotation, completeness, direct linking to relevant pages within web sites and writing skills. If the associate guide meets certain qualification criteria at the end of this period, his or her web site becomes a live GuideSite and the associate guide becomes a guide.

    Following successful completion of the training class, each guide is placed in a comprehensive 12-week follow-on training and quality control process. During this period, the editorial staff provides guides with feedback on the strengths and weaknesses of their particular GuideSite and makes recommendations for further improvements of both quality and consistency. At the end of this 12-week period, the quality of the GuideSite is rated. This rating is regularly revisited by the editors and is one of the factors that determines a guide's minimum compensation.

    GUIDE CONTRACTS. Pursuant to the standard guide contract, the Company is granted an exclusive perpetual license to use guide-developed MININGCO.COM content on the Internet and on any other commercial online service. In addition, the Company also retains the right, on a non-exclusive basis, to use the content in any offline media, subject to the guide sharing in any associated revenue. The guides have agreed to share with the Company any revenue derived from the guide's use of such content in any offline media. The standard guide contract is terminable by either party upon 15 days' prior written notice.

    GUIDE COMPENSATION. Guides are currently compensated based on the greater of a monthly guarantee or a percentage of net revenues generated by all of the GuideSites on MININGCO.COM, which is distributed among the guides based on the traffic on each guide's respective GuideSite. By compensating guides based on the net revenues of all of the GuideSites, the guides are provided incentives to help and encourage each other. In addition, the Company has the ability to distribute a discretionary bonus to guides based on outstanding content, exceptional performance and longevity. Upon the closing of this offering, the Company intends to grant non-qualified stock options to a significant majority of its guides to purchase an aggregate of approximately 350,000 shares of common stock at an exercise price per share equal to the initial public offering price. See "Management--1998 Stock Option/Stock Issuance Plan" and "Shares Eligible for Future Sale."

    EDITORIAL PROCEDURES. The guides are directly supported by a team of 33 Company employees, including 23 editors. Editors regularly monitor each GuideSite to assess the relevance and quality of features, the management of community tools and compliance with Company policies. Editors also provide weekly newsletters and host chats with guides to better communicate GuideSite tips, including news, ideas for improving sites and marketing information.

    ONLINE GUIDE LOUNGE. The Company provides relevant information to the guides through this password-protected web site and via bulletin boards, chat and newsletters. The guide lounge includes a library of reference information for the guides, including Company policies, publishing regulations and other useful information. The guide lounge also enables guides to become members of their own community.

OPERATING INFRASTRUCTURE

    MININGCO.COM's operating infrastructure is designed to provide timely and efficient delivery of the service to users. In response to end-user requests, each page on a GuideSite is generated and delivered by one of the Company's web and applications servers. The Company's service uses Microsoft Windows NT and Sun Solaris as operating systems, and Microsoft's Internet Index Server and Netscape's Enterprise Web server software. MININGCO.COM's functionality integrates commercial and Company-developed software. All of the Company's internally developed applications utilize Active Server Page technology, and many interact with various third-party applications licensed by the Company, including Microsoft's Internet Index Server search function, Microsoft's SQL Server database software, Proxicom's Forum Bulletin Board System, Paralogic's Parachat and L-Soft's Listserv for e-mail newsletters. The Company intends to add to its serving and technical capabilities as required to meet usage demands.

    The Administrative Control Center ("ACC") is the Company's internally developed Internet-based site management environment. The ACC enables the Company's globally distributed guides to remotely manage their GuideSites at any time via a password-protected interface in order to preview and upload content, view usage and feedback reports, and access administrative tools for newsletters, chat, bulletin boards and events calendars.

    In March 1998, the Company entered into a one-year Internet-hosting agreement with Frontier to maintain all of the Company's production servers at Frontier's Manhattan Data Center. Frontier provides a comprehensive facilities management services including human and technical monitoring of all production servers 24 hours per day, seven days per week. Frontier provides the means of connectivity for MININGCO.COM's servers to end-users via the Internet through multiple DS3 and OC12 connections. These connections link to many different parts of the Internet via a combination of public and private peering agreements. The facility has two independent uninterruptible power supplies ("UPSs"), which are battery-powered, as well as two independent diesel generators designed to provide power to the UPS systems within seconds of a power outage. The diesel generators can supply the data center's power for 9 days before refueling is required. Frontier does not guarantee that the Company's Internet access will be uninterrupted, error-free or secure. The Company's operations are dependent on Frontier's ability to protect both Frontier's and the Company's systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Any disruption in the Internet access provided by Frontier could have a material adverse effect on the Company's business, results of operations and financial condition. Our insurance policies have low coverage limits and therefore our insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our service. MININGCO.COM could also be affected by computer viruses, electronic break-ins or other similar disruptions. MININGCO.COM must accommodate a high volume of traffic and MININGCO.COM has in the past and may in the future experience slower response times for a variety of reasons. An increase in volume of users accessing MININGCO.COM could lead to systems failures or slower response times and adversely affect our advertising revenues. Users may become dissatisfied by any system failure that interrupts the Company's ability to provide MININGCO.COM to them or results in slower response time. The Company's business, results of operations and financial condition could be materially adversely affected by any damage or failure that interrupts or delays our operations.

    All of the Company's production data is copied to backup tapes each night and these backup tapes are rotated to a third-party facility for off-site storage. The Company is in the process of developing a comprehensive disaster recovery plan to respond to system failures. The Company keeps all of its production servers behind packet-filtered routers and does not allow any outside access to any administrative functions. Strict password management and physical security measures are followed.

    The Company's users and guides depend on Internet service providers, online service providers and other web site operators for access to MININGCO.COM. Each of these providers and operators has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to the Company's systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could materially adversely affect the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    GENERAL. There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for the Company's service, increase the Company's cost of doing business or otherwise have a material adverse effect on the Company's business, results of operations and financial condition.

    LIABILITY FOR INFORMATION RETRIEVED FROM MININGCO.COM AND FROM THE
INTERNET. Content may be accessed on MININGCO.COM or on the web sites of the Company's distribution partners, and this content may be downloaded by users and subsequently transmitted to others over the Internet. This could result in claims against the Company based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement or other theories based on the nature, publication and distribution of this content. These types of claims have been brought, sometimes successfully, against providers of Internet services in the past. The Company could also be exposed to liability with respect to third-party content that may be posted by users in chat rooms or bulletin boards offered on the GuideSites. It is also possible that if any information, including information deemed to constitute professional advice such as legal, medical, financial or investment advice, provided on MININGCO.COM contains errors or false or misleading information, third parties could make claims against the Company for losses incurred in reliance on such information. MININGCO.COM contains over 400,000 human-filtered annotated links to other web sites. As a result, the Company may be subject to claims alleging that, by directly or indirectly providing links to other web sites, the Company is liable for copyright or trademark infringement or the wrongful actions of third parties through their respective web sites. The Communications Decency Act of 1996 (the "CDA") provides that, under certain circumstances, a provider of Internet services shall not be treated as a publisher or speaker of any information provided by a third-party content provider. This safe harbor has been interpreted to exempt certain activities of providers of Internet services. The Company's activities may prevent it from being able to take advantage of this safe harbor provision. While the Company attempts to reduce its exposure to such potential liability through, among other things, provisions in guide agreements, user policies and disclaimers, the enforceability and effectiveness of such measures are uncertain.

    The Company's general liability insurance may not cover all potential claims to which the Company is exposed and may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition. Even to the extent that such claims do not result in liability to the Company, the Company could incur significant costs in investigating and defending against such claims. Potential liability for information disseminated through MININGCO.COM could lead the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of the Company's service to users.

    STATUS OF THE GUIDES AS INDEPENDENT CONTRACTORS. The Company treats the guides as independent contractors for tax and employee benefit purposes. One or more jurisdictions may deem the guides to be employees of the Company rather than independent contractors and seek to impose taxes (and any applicable interest and penalties) on the Company. The law regarding the distinction between independent contractors and employees is not entirely clear. The Company could have substantial tax and employee benefit liabilities if it were ultimately determined that the guides are employees of the Company.

    ONLINE CONTENT REGULATIONS. Several federal and state statutes prohibit the transmission of certain types of indecent, obscene or offensive content over the Internet to certain persons. In addition, pending legislation seeks to ban Internet gambling and federal and state officials have taken action against businesses that operate Internet gambling activities. The enforcement of these statutes and initiatives, and any future enforcement activities, statutes and initiatives, may result in limitations on the type of content and advertisements available on MININGCO.COM. Legislation regulating online content could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as an advertising and e-commerce medium, which could have a material adverse effect on the Company's business, results of operations and financial condition.

    PRIVACY CONCERNS. The Federal Trade Commission (the "FTC") is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites, with particular emphasis on access by minors. Such regulations may include requirements that companies establish certain procedures to, among other things: (i) give adequate notice to consumers regarding information collection and disclosure practices,
(ii) provide consumers with the ability to have personal identifying information deleted from a company's database, (iii) provide consumers with access to their personal information and with the ability to rectify inaccurate information, (iv) clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities on a company's web site and (v) obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age. Such regulation may also include enforcement and redress provisions. While the Company has implemented or intends to implement programs designed to enhance the protection of the privacy of its users, including children, there can be no assurance that such programs will conform with any regulations adopted by the FTC. Moreover, even in the absence of such regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One such investigation has resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. The Company may become subject to such an investigation, or the FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from users, which could have an adverse effect on the Company's ability to provide highly targeted opportunities for advertisers and e-commerce marketers. Any such developments would have a material adverse effect on the Company's business, results of operations and financial condition.

    It is also possible that cookies (information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge) used to track demographic information and to target advertising may become subject to laws limiting or prohibiting their use. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of the Company's use of cookies could limit the effectiveness of the Company's targeting of advertisements, which could have a material adverse effect on the Company's business, results of operations and financial condition.

    The European Union (the "EU") has adopted a directive (the "Directive") that imposes restrictions on the collection and use of personal data. Under the Directive, EU citizens are guaranteed certain rights, including the right of access to their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing. The Directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standard in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The Directive does not, however, define what standards of privacy are adequate. As a result, there can be no assurance that the Directive will not adversely affect the activities of entities such as the Company that engage in data collection from users in EU member countries.

    DATA PROTECTION. Legislative proposals have been made by the federal government that would afford broader protection to owners of databases of information (e.g., stock quotes and sports scores). Such protection already exists in the EU. If enacted, this legislation could result in an increase in the price of services that provide data to web sites. In addition, such legislation could create potential liability for unauthorized use of such data. Either of these possibilities could have a material adverse effect on the Company's business, results of operations and financial condition.

    INTERNET TAXATION. A number of legislative proposals have been made at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once such moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect the Company's opportunity to derive financial benefit from such activities.

    ARRANGEMENTS WITH E-COMMERCE PARTNERS. The Company enters into agreements with certain e-commerce partners under which the Company may be entitled to receive a share of certain revenue generated from the purchase of goods and services through direct links from MININGCO.COM. Such agreements may expose the Company to additional legal risks and uncertainties, including potential liabilities to consumers of such products and services by virtue of the Company's involvement in providing access to such products or services, even if the Company does not itself provide such products or services. Any indemnification provided to the Company in its agreements with these parties, if available, may not be adequate.

    DOMAIN NAMES. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation, including trademark litigation, and of proposed regulatory reform. The Company has registered the domain name "MININGCO.COM." Although the Company is seeking to register "MININGCO.COM" as a trademark, third parties may bring claims for infringement against the Company for the use of this trademark. There can be no assurance that the Company's domain names will not lose their value, or that the Company will not have to obtain entirely new domain names in addition to or in lieu of its current domain names if reform efforts result in a restructuring in the current system.

    JURISDICTIONS. Due to the global nature of the Internet, it is possible that, although transmissions by the Company over the Internet originate primarily in New York, the governments of other states and foreign countries might attempt to regulate the Company's transmissions or prosecute the Company for violations of their laws. Such laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, as the Company's service is available over the Internet in multiple states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country. The Company is qualified to do business only in California and New York, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties and could result in the inability of the Company to enforce contracts in such jurisdictions. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, results of operations and financial condition.

INTELLECTUAL PROPERTY

    The Company seeks to protect its proprietary rights, but its actions may be inadequate to protect its patents (if issued), trademarks or other proprietary rights or to prevent others from claiming violations of their proprietary rights. As of the date hereof, the Company has one United States patent pending, four patent applications on file with the United States Patent and Trademark Office and one international patent application. Third parties may infringe or misappropriate the Company's proprietary rights, which could have a material adverse affect on the Company's business, results of operations and financial condition. The validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving. Furthermore, third parties may assert infringement claims against the Company. From time to time the Company has been, and the Company expects to continue to be, subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company or its guides. Such claims and any resultant litigation, should it occur, could subject the Company to significant liability for damages and could result in the invalidation of the Company's proprietary rights. In addition, even if the Company prevails, such litigation could be time-consuming and expensive to defend, and could result in the diversion of management's time and attention, any of which could materially adversely affect the Company's business, results of operations and financial condition. Any claims from third parties may also result in limitations on the Company's ability to use the trademarks and other intellectual property subject to such claims unless the Company enters into agreements with the third parties responsible for such claims, which may be unavailable on commercially reasonable terms.

    The Company generally enters into confidentiality agreements with its employees, guides, consultants and strategic partners, and generally controls access to and distribution of its proprietary information. Despite the Company's efforts to protect its proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use its proprietary information. The steps the Company has taken may not prevent misappropriation of its proprietary information.

COMPETITION

    The number of web sites competing for users and Internet advertisers' and e-commerce marketers' spending has increased significantly. The Company expects such competition to continue to increase because there are no substantial barriers to entry in its market. Competition may also increase as a result of industry consolidation. Increased competition could result in less traffic on the Company's web site, price reductions for advertising inventory, reduced margins or loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company competes for users, advertisers and e-commerce marketers with the following:

    - Internet retrieval companies, search engines and other Internet "portal" companies (such as Excite, InfoSeek, Lycos and Yahoo!);

    - online content web sites (such as C--net, ESPN.com and ZDNet.com);

    - online community web sites (such as iVillage);

    - online personal homepage services (such as GeoCities and theglobe.com);

    - publishers and distributors of television, radio and print (such as CBS, Disney, NBC and Time Warner);

    - general purpose consumer online services (such as America Online and Microsoft Network); and

    - web sites maintained by Internet service providers (such as AT&T WorldNet, EarthLink and Netcom).

    The Company believes that its ability to compete depends on many factors, many of which are outside of its control. These factors include the quality of content provided by the Company and its competitors, the ease of use of services developed either by the Company or its competitors, the timing and market acceptance of new and enhanced services developed either by the Company or its competitors, and sales and marketing efforts.

    Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. This may allow them to devote greater resources than the Company can to the development and promotion of their services. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, guides, distribution partners, and advertisers and e-commerce partners. The Company's competitors may develop services that are equal or superior to MININGCO.COM or that achieve greater market acceptance than MININGCO.COM. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of advertisers and e-commerce marketers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. The Company may not be able to compete successfully or competitive pressures may have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company also competes with television, radio, cable and print (traditional advertising media) for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or MININGCO.COM to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising or to advertise on MININGCO.COM.

EMPLOYEES AND GUIDES

    As of December 21, 1998, the Company had 104 full-time employees, including 23 in marketing and sales, 33 in editorial and guide support, nine in finance and administration and 39 in product development, operations and technical support. As of December 21, 1998, the Company had 601 guides and an additional 79 guides in training. None of the guides are employed by the Company, but rather they are engaged by the Company as independent contractors. None of the Company's employees are represented by a union. The Company believes its relationship with its employees and the guides is good.

FACILITIES

    The Company's headquarters are currently located in a leased facility in New York City, consisting of approximately 12,000 square feet of office space that is under a four-year lease with two years remaining. The Company also entered into a six-month lease for approximately 3,000 square feet of commercial space in Westchester, New York. The Company believes that additional space will be available on commercially acceptable terms.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

    The following table sets forth, as of December 29, 1998, the name, age and position within the Company of each director, executive officer and other key employee of the Company.

                   NAME                         AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Scott P. Kurnit*(1).......................          44   Chairman of the Board of Directors, President and Chief
                                                         Executive Officer
William C. Day*...........................          34   Chief Operating Officer and Chief Financial Officer
Alan T. Wragg*............................          55   President--Advertising Sales and E-Commerce
John R. Caplan............................          29   Vice President--Marketing
A. Jeffrey Radov..........................          47   Vice President--Business Development
Elizabeth A. Maier........................          46   Vice President--Product Design and Development
Eric W. Bingham...........................          39   Vice President--Business Operations
Olga V. Taller............................          41   Vice President--Guide Operations
Robert W. Harris..........................          41   Vice President--Finance and Administration
Kenneth H. Appleman.......................          40   Vice President--Chief Technology Officer
Michael S. Broos..........................          48   Vice President--Systems Operations
Frank J. Biondi, Jr.......................          53   Director
Dixon R. Doll (1).........................          56   Director
Ronald Unterman (1)(2)....................          52   Director
Marc M. Watson (1)(2).....................          53   Director
Kristopher A. Wood (2)....................          27   Director

------------------------

 * Denotes executive officer.

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    SCOTT P. KURNIT has served as the Company's Chairman of the Board of Directors, President and Chief Executive Officer since he founded the Company in June 1996. From March 1995 to February 1996, Mr. Kurnit served as President and Chief Executive Officer of MCI/News Corporation Internet Ventures with responsibility for the Internet initiatives of the parent companies. From June 1993 to March 1995, Mr. Kurnit served as Executive Vice President of Prodigy Service Co., an online services company ("Prodigy"). From March 1985 to June 1993, Mr. Kurnit was the President for both Viewer's Choice and Showtime Event Television for Viacom Inc. From June 1979 to March 1985, Mr. Kurnit was employed by Warner Communication in various capacities, including Director of Programming for Qube and Vice President of Programming and Advertising Sales for all of the company's cable systems. Mr. Kurnit received his B.A. in Sociology and Communications from Hampshire College.

    WILLIAM C. DAY has served as the Company's Chief Operating Officer since he co-founded the Company in June 1996, and as the Company's Chief Financial Officer since December 1998. From October 1995 to June 1996, Mr. Day served as Vice President, Software Development for Prodigy. From July 1994 to October 1995, Mr. Day served as Vice President, General Manager for Content and Community for Prodigy, and from May 1993 to July 1994, he served as Director, Internet Development for Prodigy. Mr. Day received his B.S. in Mechanical Engineering from Yale University, and an M.B.A. from The Wharton School of the University of Pennsylvania.

    ALAN T. WRAGG has served as the Company's President--Advertising Sales and E-Commerce since August 1996. From September 1987 to August 1996, Mr. Wragg served as the Publisher of TVSM, Inc. (now owned by News Corporation), a U.S. publisher of cable television programming guides, including The Cable Guide, Total TV Weekly and Total TV Online. Mr. Wragg also spent 14 years at Time Inc. as Advertising Director at LIFE Monthly and as a sales executive at Sports Illustrated. Mr. Wragg received his B.B.A. in Marketing from Cleveland State University, and an M.B.A. from Adelphi University.

    JOHN R. CAPLAN has served as the Company's Vice President--Marketing since November 1998. From October 1995 to November 1998, Mr. Caplan served as Director of Marketing for Berenter Greenhouse & Webster, an advertising and marketing agency specializing in consumer brands. From October 1994 to September 1995, he served as President of Advertising & Diversity, Inc., a marketing strategy firm. From September 1991 to October 1994, Mr. Caplan served as an Account Executive for TDI Worldwide (now owned by CBS Corporation), an outdoor advertising company. Mr. Caplan received his B.A. in English from the University of Rochester.

    A. JEFFREY RADOV has served as the Company's Vice President--Business Development since September 1996, and also served as the Company's Chief Financial Officer from November 1997 to December 1998. From January 1996 to August 1996, Mr. Radov served as Director of Content and Communities for Prodigy. From January 1992 to December 1995, Mr. Radov served as a principal of Radov & Associates, a private consulting firm. Mr. Radov received his B.A. in Social Science from Cornell University, and an M.B.A. from The Wharton School of the University of Pennsylvania.

    ELIZABETH A. MAIER has served as the Company's Vice President--Product Design and Development since July 1996. From November 1995 to July 1996, Ms. Maier served as Prodigy's Senior Director, Product Design. From July 1995 to November 1995, Ms. Maier served as Prodigy's Manager, Customer Applications. From October 1988 to July 1995, Ms. Maier held a variety of product design and management positions with Prodigy. Ms. Maier received her B.A. in Psychology from Syracuse, and a Ph.D. in Cognitive Psychology from Michigan State University.

    ERIC W. BINGHAM has served as the Company's Vice President--Business Operations since July 1996. From June 1995 to June 1996, Mr. Bingham served as Director, Business Development for News Corporation, an international media company. From January 1990 to May 1995, Mr. Bingham served as Director, International Operations for Home Box Office, a division of Time Warner Inc. Mr. Bingham received his B.A. in History from Allegheny College, and an M.B.A. from Boston University.

    OLGA V. TALLER has served as the Company's Vice President--Guide Operations since August 1996. From April 1987 to August 1996, Ms. Taller held various positions at Prodigy, including Director, Server Infrastructure and Manager of the Advanced Connectivity and Database Group. Ms. Taller received her M.S. in Economics from the Moscow Institute of Economics and Statistics.

    ROBERT W. HARRIS has served as the Company's Vice President--Finance and Administration since July 1996. From January 1994 to June 1996, Mr. Harris was a private consultant to media start-up venture companies. From 1986 to December 1993, Mr. Harris worked in various capacities for Home Box Office and Paramount Pictures Corp. Mr. Harris received his B.S. in Commerce from the University of Virginia and is a Certified Public Accountant.

    KENNETH H. APPLEMAN has served as the Company's Vice President--Chief Technology Officer since July 1996. From October 1995 to July 1996, Mr. Appleman served as President of Precognetics, Inc., a technical consulting firm. From September 1985 to October 1995, Mr. Appleman held a variety of technical management and software development positions at Prodigy. Mr. Appleman received his B.A. in English from S.U.N.Y. Albany, and an M.S. in Computer Science from Pace University.

    MICHAEL S. BROOS has served as the Company's Vice President--Systems Operations since May 1998. From February 1990 to February 1998, Mr. Broos served in various capacities for The Dun & Bradstreet Corporation, Inc., a business information services company, most recently as Assistant Vice President of Product Development. Mr. Broos attended the Massachusetts Institute of Technology.

    FRANK J. BIONDI, JR. has served as a director of the Company since December 1998. From April 1996 to November 1998, Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios, Inc., an international entertainment company. From July 1987 to January 1996, Mr. Biondi served as President and Chief Executive Officer of Viacom Inc., an international entertainment company. Mr. Biondi currently serves on the Boards of Directors of Bank of New York Company, Inc., a bank holding company, and Vail Resorts, Inc., a mountain resort company. Mr. Biondi received his B.A. in Psychology from Princeton University, and an M.B.A. from Harvard University.

    DIXON R. DOLL has served as a director of the Company since August 1997. Since June 1996, Mr. Doll has served as Managing General Partner of Doll Capital Management, a venture capital investment firm. From September 1994 to June 1996, Mr. Doll was an independent venture capitalist. From 1985 to September 1994, Mr. Doll served as General Partner of Accel Partners, a venture capital investment firm. Since 1973, Mr. Doll has held various senior management positions at DMW Group LLC and predecessor entities, a network integration and professional services firm, including Chairman of the Board of Directors and Chief Executive Officer. Mr. Doll serves on the Boards of Directors of International Manufacturing Services, Inc., a provider of advanced manufacturing services, Network Equipment Technologies, Inc., a manufacturer of multi-service communications products, Zamba Corp., a supplier of mobile data communication software, and a number of private companies. Mr. Doll received a B.S. in Electrical Engineering from Kansas State University, and an M.S.E. and Ph.D. from the University of Michigan.

    RONALD UNTERMAN has served as a director of the Company since January 1997. From August 1988 to December 1997, Mr. Unterman served as Vice President of Envirogen, Inc. Since December 1997, Mr. Unterman has served as Senior Vice President, Technology Development of Envirogen, Inc., an environmental biotechnology company. Mr. Unterman received his B.A. in Biology from Haverford College, and a Ph.D. from Columbia University in Biochemistry.

    MARC M. WATSON has served as a director of the Company since April 1998. In 1998, Mr. Watson co-founded C-Max Capital Corp., an investment firm focusing on private technology and medical-related companies and currently serves as its Managing Director. From October 1993 to October 1998, Mr. Watson was Chairman of the Board of Sano Corporation, a drug delivery systems development company. Mr. Watson currently serves on the Board of Directors of Equitrac Corporation, a provider of computer system solutions. Mr. Watson received both his B.B.A. in Accounting and his J.D. from the University of Miami.

    KRISTOPHER A. WOOD has served as a director of the Company since November 1998. Since September 1997, Mr. Wood has served as Vice President and Chief Financial Officer of XL Capital Corporation, a subsidiary of Big Flower Holdings, Inc., an advertising, marketing and information services company. Since September 1995, Mr. Wood has also served as Director--Mergers & Acquisitions for Big Flower Holdings, Inc. (and its predecessor Big Flower Press Holdings, Inc.). From July 1993 to May 1995, Mr. Wood was a member of the Global Finance Group at BT Alex. Brown Incorporated, an investment banking firm. Mr. Wood received his B.S. in Economics from The Wharton School of the University of Pennsylvania.

DIRECTORS' TERMS

    All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Each of Messrs. Doll, Unterman, Watson and Wood was originally elected to the Board of Directors pursuant to an agreement that will terminate upon the closing of this offering. Mr. Kurnit was originally elected to the Board of Directors pursuant to a provision of his employment agreement, which provision will terminate upon the closing of this offering.

BOARD COMMITTEES

    The Audit Committee of the Board of Directors was established in May 1998 and reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of the Company's independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The members of the Audit Committee are Messrs. Unterman, Watson and Wood.

    The Compensation Committee of the Board of Directors was established in May 1998 and determines the salaries, benefits and stock option grants for the Company's employees, consultants, directors and other individuals compensated by the Company. The Compensation Committee also administers the Company's compensation plans. The members of the Compensation Committee are Messrs. Doll, Kurnit, Unterman and Watson.

DIRECTOR COMPENSATION

    Other than reimbursing directors for customary and reasonable expenses of attending Board of Directors or committee meetings, the Company does not currently compensate its directors. Under the Company's 1998 Stock Option/Stock Issuance Plan, each individual who is serving as a non-employee member of the Board of Directors on the date that the underwriting agreement relating to this offering is executed will automatically receive a grant of an option on that date to purchase 17,800 shares of common stock, provided such individual has not previously been employed by the Company or any parent or subsidiary corporation. Each individual who first becomes a non-employee member of the Board of Directors at any time thereafter will be granted an option to purchase 17,800 shares of common stock on the date such individual joins the Board of Directors, provided such individual has not previously been employed by the Company or any parent or subsidiary corporation. In addition, on the date of each annual stockholders' meeting beginning in 1999, each non-employee member of the Board of Directors will automatically be granted an option to purchase 3,560 shares of common stock, provided such individual has served as a non-employee member of the Board of Directors for at least six months. See "--1998 Stock Option/Stock Issuance Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee currently consists of Messrs. Doll, Kurnit, Unterman and Watson. Other than Mr. Kurnit, the Company's President and Chief Executive Officer, none of the members of the Compensation Committee has been an officer or employee of the Company at any time since the Company's inception. Prior to the formation of the Compensation Committee in May 1998, the Board of Directors as a whole made decisions relating to compensation of the Company's executive officers. Mr. Kurnit has participated in all discussions and decisions concerning the compensation of the Company's executive officers, except that he was excluded from discussions by the Board of Directors regarding his own compensation.

EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

    The Company and Mr. Kurnit are parties to a letter agreement dated October 20, 1996, as amended, governing his employment with the Company. The agreement provides that Mr. Kurnit will receive a base salary of $195,000 per annum and will be eligible to receive a bonus at the discretion of the Board of Directors, which bonus shall not be less than $100,000 per annum. Mr. Kurnit's employment may be terminated by the Company at any time. In the event that Mr. Kurnit is terminated by the Company without cause, Mr. Kurnit shall be entitled to be paid his base salary for 12 months following such termination. This agreement expires in June 1999.

    The Company and Mr. Wragg are parties to a letter agreement dated July 28, 1996, as amended on October 21, 1998, governing his employment with the Company. The agreement provides that Mr. Wragg will receive a base salary of $125,000 per annum and will be eligible to receive a quarterly commission bonus based on annual gross advertising sales revenue. The agreement also provides that Mr. Wragg's salary, bonus and option grants are to be reviewed annually by the Compensation Committee of the Board of Directors. In the event that Mr. Wragg's employment is terminated for any reason by the Company other than for gross misconduct, Mr. Wragg shall be entitled to be paid his base salary for 12 months following such termination and he shall receive the Company's standard benefits for six months following such termination.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the other two executive officers of the Company whose annual salary and bonus exceeded $100,000 in 1998 (the "Named Executive Officers") for services rendered in all capacities to the Company during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                                                                -----------------
                                                                        ANNUAL COMPENSATION(1)       AWARDS
                                                                                                -----------------
                                                                        ----------------------  SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                                               SALARY      BONUS          OPTIONS
----------------------------------------------------------------------  ----------  ----------  -----------------
Scott P. Kurnit.......................................................  $  170,750  $  100,000          9,204
  President, Chief Executive Officer and Chairman of the Board of
  Directors
William C. Day........................................................     125,625      25,000         74,012
  Chief Operating Officer and Chief Financial Officer
Alan T. Wragg.........................................................     133,170          --         11,840
  President--Advertising Sales and E-Commerce

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), other compensation in the form of perquisites and other personal benefits has been omitted for the Named Executive Officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of such Named Executive Officers in 1998.

OPTION GRANTS IN LAST YEAR

    The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1998. The Company has not granted any stock appreciation rights.

                                                                                                        POTENTIAL REALIZABLE
                                                                                                               VALUE
                                       INDIVIDUAL GRANTS(1)                                              AT ASSUMED ANNUAL
                                    --------------------------                                                 RATES
                                     NUMBER OF    % OF TOTAL                                               OF STOCK PRICE
                                    SECURITIES      OPTIONS                                                 APPRECIATION
                                    UNDERLYING    GRANTED TO                                             FOR OPTION TERM(3)
                                      OPTIONS      EMPLOYEES     EXERCISE      MARKET     EXPIRATION   ----------------------
NAME                                  GRANTED     IN 1998(2)       PRICE        PRICE        DATE          0%          5%
----------------------------------  -----------  -------------  -----------  -----------  -----------  ----------  ----------
Scott P. Kurnit...................       9,204           2.2%    $    0.56    $    1.26     03/30/08   $    6,903  $   14,196

William C. Day....................       6,372           1.5          0.51         1.26     03/30/08        4,779       9,828
                                        67,640          16.3          1.01         2.64     07/02/08      110,253     222,555

Alan T. Wragg.....................       4,720           1.1          0.51         1.26     03/30/08        3,540       7,280
                                         7,120           1.7          1.01         2.64     07/02/08       11,606      23,427


NAME                                   10%
----------------------------------  ----------
Scott P. Kurnit...................  $   25,386
William C. Day....................      17,575
                                       394,847
Alan T. Wragg.....................      13,018
                                        41,563

------------------------

(1) Each option represents the right to purchase one share of common stock. The options shown in this column were granted pursuant to the Company's 1997 Employee Stock Incentive Plan or the Company's 1998 Stock Option/Stock Issuance Plan. The options shown in this table become exercisable at a rate of 25% annually over four years from the date of grant, provided that all options that expire prior to July 2008 shall accelerate and become exercisable upon the closing of this offering. To the extent not already exercisable, certain of these options may also accelerate and become exercisable in the event of a merger in which the Company is not the surviving corporation or upon the sale of substantially all of the Company's assets. See "--1998 Stock Option/Stock Issuance Plan."

(2) During the year ended December 31, 1998, the Company granted to employees options to purchase an aggregate of 415,612 shares of common stock.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future common stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may be more or less than the amounts actually achieved.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1998 AND YEAR-END
  OPTION VALUES

    The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1998. None of the Named Executive Officers exercised options to purchase common stock during the year ended December 31, 1998.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                             OPTIONS AT DECEMBER 31,     IN-THE- MONEY OPTIONS AT
                                                                       1998                DECEMBER 31, 1998(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Scott P. Kurnit...........................................      30,678             --
William C. Day............................................     123,282        129,940(2)
Alan T. Wragg.............................................      69,769         60,520(3)

------------------------

(1) There was no public trading market for the Common Stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of the
    assumed initial public offering price of $         per share, less the
    applicable exercise price per share, multiplied by the number of shares underlying such options.

(2) Options to purchase 62,300 of these shares shall accelerate and become exercisable upon the closing of this offering, which will result in an increase in the value of Mr. Day's unexercised in-the-money exercisable
    options of $     .

(3) Options to purchase 53,400 of these shares shall accelerate and become exercisable upon the closing of this offering, which will result in an increase in the value of Mr. Wragg's unexercised in-the-money exercisable
    options of $     .

1998 STOCK OPTION/STOCK ISSUANCE PLAN

    The Company's 1998 Stock Option/Stock Issuance Plan (the "1998 Plan") serves as the successor equity incentive program to the Company's 1997 Employee Incentive Stock Option Plan (the "Predecessor Plan"). The 1998 Plan became effective on July 2, 1998 upon adoption by the Board of Directors and was approved by the stockholders on the same day. 1,886,800 shares of Common Stock were initially authorized for issuance under the 1998 Plan. This initial share reserve was comprised of (i) the shares that remained available for issuance under the Predecessor Plan on the effective date of the 1998 Plan, including the shares subject to outstanding options thereunder plus (ii) an additional increase of 890,000 shares. Outstanding options under the Predecessor Plan were incorporated into the 1998 Plan upon the date of the approval of the 1998 Plan, and no further option grants are being made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options.

    As of the date of this prospectus, there are outstanding options to purchase a total of 1,128,890 shares of common stock under the 1998 Plan, of which options to purchase 477,722 shares are currently exercisable. Of the options to purchase 651,168 shares of common stock that are not currently exercisable, the options to purchase 373,667 shares of common stock originally granted under the Predecessor Plan shall immediately vest and become exercisable upon the closing of this offering. Since the Company intends to file a Registration Statement on Form S-8 as soon as practicable following the closing of this offering, any shares issued upon exercise of these options will be immediately available for sale in the public market, subject to the terms of lock-up agreements entered into by and between substantially all of these optionholders and the underwriters.

    Upon the closing of this offering, the Company intends to grant non-qualified stock options to purchase approximately 350,000 shares of common stock to a substantial majority of its guides. The exercise price per share of such options is expected to be the initial public offering price of the common stock. A majority of these option grants are expected to vest in the following manner: (i) 10% upon the closing of this offering, (ii) 15% six months following the closing of this offering and (iii) 25% in each of three semi-annual installments commencing one year from the closing of this offering. None of the shares issuable upon the exercise of these options will be subject to a lock-up agreement with the underwriters. See "Shares Eligible for Future Sale."

    Except as otherwise noted in the previous paragraph or below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the discretionary option grant program in effect under the 1998 Plan. The 1998 Plan is divided into three separate components: (i) the discretionary option grant program under which eligible individuals in the Company's employ or service (including officers, non-employee members of the Board of Directors, consultants and guides) may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock at an exercise price determined by the Plan Administrator, (ii) the stock issuance program under which such individuals may, in the Plan Administrator's discretion, be issued shares of common stock directly, through the purchase of such shares at a price determined by the Plan Administrator or as a bonus tied to the performance of services and (iii) the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date. However, in no event may any one participant in the 1998 Plan receive option grants or direct stock issuances for more than 89,000 shares in the aggregate per calendar year. Under the Predecessor Plan, only employees were eligible to receive option grants and the exercise price could not be less than the fair market value per share on the grant date.

    The discretionary option grant program and the stock issuance program are administered by the Compensation Committee of the Board of Directors. The Compensation Committee as Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the automatic option grant program is self-executing in accordance with the express provisions of that program. Under the Predecessor Plan, only incentive stock options were granted.

    The exercise price for the shares of common stock subject to option grants made under the 1998 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more participants in the 1998 Plan in connection with their acquisition of shares, by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the option exercise price and any associated withholding taxes incurred in connection with such acquisition.

    In the event of an acquisition of the Company, whether by merger or asset sale or a sale by the stockholders of more than 50% of the total voting power of the Company that is recommended by the Board of Directors, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all repurchase rights relating to shares under the discretionary option grant program and stock issuance program will immediately lapse, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have the authority under the discretionary option grant program to provide that the shares subject to options granted under that program will automatically vest (i) upon an acquisition of the Company whether or not those options are assumed or continued, (ii) a hostile change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board of Directors members or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed eighteen
(18) months) following an acquisition in which those options are assumed or otherwise continued in effect or a hostile change in control. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions. Options currently outstanding under the Predecessor Plan will accelerate either at the time of an acquisition or a change in control or upon the termination of the optionee's service following an acquisition or change in control. All outstanding options under the Predecessor Plan will accelerate in connection with this offering.

    Stock appreciation rights are authorized for issuance under the discretionary option grant program, which rights provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock. There are currently no outstanding stock appreciation rights.

    The Plan Administrator has the authority to effect the cancellation of outstanding options under the discretionary option grant program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

    Under the automatic option grant program, each individual who is serving as a non-employee member of the Board of Directors on the date the underwriting agreement for this offering is executed and who has not previously been in the employ of the Company will receive at that time an option grant for 17,800 shares of common stock with an exercise price equal to the initial public offering price per share. Each individual who first joins the Board of Directors after the effective date of this offering as a non-employee Board of Directors member will also receive an option grant for 17,800 shares of common stock at the time of his or her commencement of Board of Director service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each annual meeting of stockholders, beginning with the first annual meeting of stockholders held after this offering, each individual who is to continue to serve as a non-employee member of the Board of Directors will receive an option grant to purchase 3,560 shares of common stock, whether or not such individual has been in the prior employ of the Company provided such individual has served as a non-employee member of the Board of Directors for at least six months.

    Each automatic grant will have an exercise price equal to the fair market value per share of common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board of Directors service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee member of the Board of Directors cease prior to vesting in the shares. Each 17,800-share grant will vest in four equal and successive annual installments over the optionee's period of Board of Director service. Each annual 3,560-share grant will vest upon the optionee's completion of one year of Board of Directors service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board of Directors member.

    The Board of Directors may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earliest of (i) July 1, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or
(iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

                              CERTAIN TRANSACTIONS

SERIES A FINANCING

    Between March 1997 and January 1998, the Company issued a number of secured subordinated notes (the "Series A Notes") in favor of certain parties, including Zero Stage Capital V, L.P., Doll Technology Investment Fund, Doll Technology Affiliates Fund, L.P., Doll Technology Side Fund, L.P., Crystal Internet Venture Fund, L.P. and Mr. Scott P. Kurnit, in the aggregate principal amount of $4,950,000. Pursuant to their terms, the principal due on the Series A Notes was automatically convertible into shares of the Company's capital stock upon the closing of the next equity financing conducted by the Company. Simultaneously with the delivery of the Series A Notes, the Company also issued to such parties warrants to purchase an aggregate of 309,743 shares of common stock, of which warrants to purchase 218,889 shares of common stock had an exercise price of $0.03 per share and warrants to purchase 90,854 shares of common stock had an exercise price of $4.21 per share. The warrants were exercisable by the holders thereof at any time prior to 10 years from their date of issuance; provided that, under certain circumstances, the Company had the right to cancel the warrants after providing the holders thereof a reasonable period of time to exercise such warrants prior to their cancellation. In December 1998, the Company exercised its right to cancel the warrants and, prior to cancellation,
(i) warrants to purchase an aggregate of 218,889 shares of the common stock were exercised at an exercise price of $0.03 per share and (ii) warrants to purchase an aggregate of 66,749 shares of the common stock were exercised at an exercise price of $4.21 per share.

    On April 23, 1998, simultaneously with the closing of the Series B financing described below, the Company issued an aggregate of 3,346,715 shares of Series A Convertible Preferred Stock, at a purchase price of $1.50 per share, to the holders of the Series A Notes, in consideration for the cancellation of all principal owed under the Series A Notes and interest accrued under the Series A Notes prior to August 12, 1997. All interest under the Series A Notes which accrued after August 12, 1997 was evidenced by newly-issued unsecured promissory notes (the "Unsecured Notes") of the Company. Upon the closing of this offering,
(i) all of the outstanding shares of Series A Convertible Preferred Stock will convert into an aggregate of 1,191,432 shares of common stock and (ii) all amounts due under the Unsecured Notes will be cancelled.

                                                                           NUMBER OF $0.03        NUMBER OF $4.21
                                                      NUMBER OF SHARES         WARRANTS              WARRANTS
ENTITIES AFFILIATED WITH EXECUTIVE OFFICERS,             OF SERIES A      TO PURCHASE COMMON    TO PURCHASE COMMON
DIRECTORS AND 5% STOCKHOLDERS                          PREFERRED STOCK     STOCK EXERCISED        STOCK EXERCISED
----------------------------------------------------  -----------------  --------------------  ---------------------
Mr. Scott P. Kurnit.................................         200,000             4,154                  11,125

Zero Stage Capital V, L.P...........................         917,803            98,263                   3,400

Doll Technology Investment Fund.....................         836,542            89,563                   3,099

Doll Technology Affiliates Fund, L.P................          49,217             5,270                     183

Doll Technology Side Fund, L.P......................          32,044             3,431                     119

Open Text Corporation...............................         433,333                --                      --

Crystal Internet Venture Fund, L.P..................         711,109            14,748                  39,556

SERIES B FINANCING

    Between November 1997 and February 1998, the Company issued a number of secured subordinated notes (the "Series B Notes") in favor of certain parties, including Zero Stage Capital V, L.P., Doll Technology Investment Fund, Doll Technology Affiliates Fund, L.P., Doll Technology Side Fund, L.P., and Crystal Internet Venture Fund, L.P., in the aggregate principal amount of $2,800,000. Pursuant to their terms, the Series B Notes were automatically convertible into shares of the Company's Series B Convertible Preferred Stock upon the closing of the next equity financing conducted by the Company.

Simultaneously with the delivery of the Series B Notes, the Company also issued to such parties warrants to purchase an aggregate of 250,192 shares of the Company's common stock at an exercise price of $5.06 per share. The warrants were exercisable by the holders thereof at any time prior to 10 years from their date of issuance; provided that, under certain circumstances, the Company had the right to cancel the warrants after providing the holders thereof a reasonable period of time to exercise such warrants prior to their cancellation. In December 1998, the Company exercised its right to cancel the warrants and, prior to cancellation, warrants to purchase an aggregate of 250,192 shares of the common stock were exercised.

    On April 23, 1998, the Company issued an aggregate of 5,397,600 shares of Series B Convertible Preferred Stock, at a purchase price of $1.80 per share, to
(i) the holders of the Series B Notes in consideration for the cancellation of all indebtedness of the Company under the Series B Notes, (ii) Open Text Corporation, in consideration for the cancellation of certain indebtedness of the Company, and (iii) other investors, including C-Max Capital Limited Partnership-I (the "Additional Investors"). In addition, the Company issued to the Additional Investors warrants to purchase an aggregate of 107,695 shares of the common stock at an exercise price of $7.02 per share. The warrants were exercisable by the holders thereof at any time prior to 10 years from their date of issuance; provided that, under certain circumstances, the Company had the right to cancel the warrants after providing the holders thereof a reasonable period of time to exercise such warrants prior to their cancellation. In December 1998, the Company exercised its right to cancel the warrants and, prior to cancellation, warrants to purchase an aggregate of 103,801 shares of the common stock were exercised.

    At a subsequent closing, the Company issued an aggregate of 1,199,996 shares of Series B Convertible Preferred Stock, at a purchase price per share of $1.80 per share, to various investors, including Doll Technology Investment Fund, Doll Technology Affiliates Fund, L.P., Doll Technology Side Fund, L.P., Crystal Internet Venture Fund, L.P. and XL Capital Corporation. Upon the closing of this offering, all of the outstanding shares of Series B Convertible Preferred Stock will convert into an aggregate of 2,348,753 shares of common stock.

                                                                            NUMBER OF $5.06        NUMBER OF $7.02
                                                      NUMBER OF SHARES         WARRANTS               WARRANTS
ENTITIES AFFILIATED WITH EXECUTIVE OFFICERS,             OF SERIES B      TO PURCHASE COMMON     TO PURCHASE COMMON
DIRECTORS AND 5% STOCKHOLDERS                          PREFERRED STOCK      STOCK EXERCISED        STOCK EXERCISED
----------------------------------------------------  -----------------  ---------------------  ---------------------
Open Text Corporation...............................       1,114,327                  --                     --

Zero Stage Capital V, L.P...........................         428,771              68,234                     --

Doll Technology Investment Fund.....................         517,339              62,192                     --

Doll Technology Affiliates Fund, L.P................          30,437               3,659                     --

Doll Technology Side Fund, L.P......................          19,817               2,383                     --

C-Max Capital Limited Partnership-I.................       2,222,222                  --                 85,440

XL Capital Corporation..............................         277,778                  --                     --

Crystal Internet Venture Fund, L.P..................         482,136              54,884                     --

SERIES C FINANCING

    On October 5, 1998, the Company issued a number of convertible promissory notes (the "Series C Notes") in favor of certain parties, including Zero Stage Capital V, L.P., Doll Technology Investment Fund, Doll Technology Affiliates Fund, L.P., Doll Technology Side Fund, L.P., Crystal Internet Venture Fund, L.P. and C-Max Capital Limited Partnership-I, in the aggregate principal amount of $1,081,000. Pursuant to their terms, the Series C Notes were automatically convertible into shares of the Company's Series C Convertible Preferred Stock, at a conversion price equal to the lesser of $3.60 per share or the purchase price per share of the Series C Convertible Preferred Stock, upon the closing of the next equity financing conducted by the Company.

    On November 13, 1998, the Company issued an aggregate of 6,910,726 shares of Series C Convertible Preferred Stock, at a purchase price of $1.95 per share, to
(i) the holders of the Series C Notes in consideration for the cancellation of all indebtedness under the Series C Notes plus, in certain cases, the payment by such holders of additional amounts and (ii) other investors, including XL Capital Corporation, Zero Stage Capital VI L.P., and Prospect Street NYC Discovery Fund, L.P. At a subsequent closing, the Company issued an aggregate of 391,085 shares of Series C Convertible Preferred Stock, at a purchase price of $1.95 per share, to existing stockholders pursuant to participation rights granted to such stockholders under the terms of an agreement entered into in connection with the Series A financing and the Series B financing described above. Upon the closing of this offering, all of the outstanding shares of Series C Convertible Preferred Stock will convert into an aggregate of 2,599,456 shares of common stock.

ENTITIES AFFILIATED WITH EXECUTIVE OFFICERS,                            NUMBER OF SHARES OF
DIRECTORS AND 5% STOCKHOLDERS                                        SERIES C PREFERRED STOCK
-------------------------------------------------------------------  -------------------------
Open Text Corporation..............................................             913,856

Zero Stage Capital V, L.P..........................................             121,503

Zero Stage Capital VI, L.P.........................................             512,821

Doll Technology Investment Fund....................................             469,792

Doll Technology Affiliates Fund, L.P...............................              27,640

Doll Technology Side Fund, L.P.....................................              17,996

C-Max Capital Limited Partnership-I................................             599,123

XL Capital Corporation.............................................           1,794,872

Prospect Street NYC Discovery Fund, L.P............................           1,794,872

Crystal Internet Venture Fund, L.P.................................             513,635

OPEN TEXT CORPORATION

    On October 17, 1996, the Company executed a promissory note payable to Open Text Corporation in the original principal amount of $3,905,616 (the "Open Text Note"). On August 27, 1997, the Company and Open Text Corporation amended the Open Text Note to, among other things, reduce the principal amount outstanding thereunder to $3,255,616, reflecting a reduction of $650,000 which was converted into a secured subordinated note (the "Open Text Subordinated Note"). On April 23, 1998, the Company issued 433,333 shares of Series A Convertible Preferred Stock in consideration for the cancellation of all principal and interest owed under the Open Text Subordinated Note. Effective April 23, 1998, the Company and Open Text Corporation amended the Open Text Note to, among other things, (i) reduce the principal amount outstanding thereunder to $1,555,616, reflecting a reduction of $1,700,000 which was simultaneously converted into Series B Convertible Preferred Stock, (ii) reduce the interest amount outstanding thereunder by $305,789, which was simultaneously converted into Series B Convertible Preferred Stock and (iii) provide that, under certain circumstances, the remaining principal and interest would automatically convert into shares of the Company's Series C Convertible Preferred Stock upon the closing of the next equity financing conducted by the Company. On November 13, 1998, the Company issued 913,856 shares of the Company's Series C Convertible Preferred Stock in cancellation of all remaining principal and interest outstanding under the Open Text Note.

    On August 27, 1997, in connection with the execution of the Open Text Subordinated Note, the Company issued Open Text Corporation warrants to purchase 24,105 shares of the Company's common stock at an exercise price of $4.21 per share. In January 1998, the Company issued Open Text Corporation warrants to purchase an additional 2,670 shares of common stock at an exercise price of $4.21 per share in consideration for its entering into a subordination agreement with another creditor of the

Company. In addition, the Company agreed to issue additional warrants to purchase common stock in the event that the Company incurs additional debt from such other creditor. In June and July of 1998, the Company issued Open Text Corporation warrants to purchase an aggregate of 6,230 shares of common stock at an exercise price of $4.21 per share.

C-MAX CAPITAL CORPORATION

    Effective on April 20, 1998, the Company and a director of C-Max Capital Corporation executed an Advisory Agreement, pursuant to which he agreed to provide consulting and advisory services to the Company. These services include, but are not limited to, introducing the Company to members of the investment community and assisting the Company with respect to financial and strategic matters. In consideration for his services under this agreement, this individual was granted a warrant to purchase up to an aggregate of 21,360 shares of common stock, at an exercise price of $5.06 per share. This warrant is exercisable at any time during the 10 year period commencing on the date of the closing of this offering.

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

    On April 23, 1998, the Company and the purchasers of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock executed an Investors' Rights Agreement. On November 13, 1998, the Investors' Rights Agreement was amended and restated (the "Amended and Restated Investors' Rights Agreement") to include the purchasers of the Company's Series C Convertible Preferred Stock. Under the terms of the Amended and Restated Investors' Rights Agreement, holders of the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock were granted certain registration rights with respect to the registration under the Securities Act of the shares of common stock issuable upon conversion of their respective shares of the Company's convertible preferred stock. See "Description of Securities--Registration Rights."

STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS

    On March 30, 1998, the Company granted options to purchase an aggregate of 9,204 shares of common stock to Mr. Scott P. Kurnit, the Company's President and Chief Executive Officer, at an exercise price of $0.56 per share.

    On March 30, 1998, the Company granted options to purchase an aggregate of 6,372 shares of common stock to Mr. William C. Day, the Company's Chief Operating Officer and Chief Financial Officer, at an exercise price of $0.51 per share. On July 2, 1998, the Company granted options to purchase an aggregate of 67,640 shares of common stock to Mr. Day at an exercise price of $1.01 per share.

    On March 30, 1998, the Company granted options to purchase an aggregate of 4,720 shares of common stock to Mr. Alan T. Wragg, the Company's President--Advertising Sales and E-Commerce, at an exercise price of $0.51 per share. On July 2, 1998, the Company granted options to purchase an aggregate of 7,120 shares of common stock to Mr. Wragg at an exercise price of $1.01 per share.

    For additional information regarding the grant of stock options to executive officers and directors, see "Management--Director Compensation," "--Executive Compensation," "--1998 Stock Option/ Stock Incentive Plan" and "Principal Stockholders."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the common stock as of December 5, 1998, and as adjusted to reflect the sale of the shares of common stock offered hereby, by (i) each person (or group of affiliated persons) who is known by the Company to beneficially own 5% or more of the common stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                                         SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                                             OWNED PRIOR              OWNED AFTER
                                                                         TO THIS OFFERING(1)       THIS OFFERING(1)
                                                                       -----------------------  -----------------------
BENEFICIAL OWNER                                                         NUMBER      PERCENT      NUMBER      PERCENT
---------------------------------------------------------------------  ----------  -----------  ----------  -----------
Scott P. Kurnit (2)..................................................   1,537,597        19.9%   1,537,597
Marc M. Watson (3)...................................................   1,107,640        14.2    1,107,640
C-Max Capital Limited Partnership-I (4)..............................   1,089,840        14.0    1,089,840
Open Text Corporation (5)............................................     909,306        11.8      909,306
Dixon R. Doll (6)....................................................     904,445        11.5      904,445
Doll Funds (7).......................................................     882,195        11.2      882,195
Zero Stage Capital Entities (8)......................................     875,099        11.1      875,099
XL Capital Corporation (9)...........................................     737,864         9.6      737,864
Kristopher A. Wood (10)..............................................     737,864         9.6      737,864
Crystal Internet Venture Fund, L.P. (11).............................     716,839         9.2      698,839
Prospect Street NYC Discovery Fund, L.P. (12)........................     638,975         8.3      638,975
William C. Day (13)..................................................     135,742         1.7      135,742
Alan T. Wragg (14)...................................................      69,769           *       69,769
Ronald Unterman (15).................................................      17,800           *       17,800
Frank J. Biondi, Jr..................................................          --          --           --
All directors and executive officers as a group (8 persons) (16).....   4,510,857        55.1    4,510,857

------------------------

*   Less than 1% of total.

(1) Gives effect to the shares of common stock issuable within 60 days of December 5, 1998 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2) Includes 30,678 shares of common stock issuable upon the exercise of stock options and 15,279 shares of common stock issuable upon the exercise of warrants.

(3) Includes 1,089,840 shares of common stock beneficially owned by C-Max Capital Limited Partnership-I. Mr. Watson is a director of C-Max Capital Corporation, the general partner of C-Max Capital Limited Partnership-I. Mr. Watson disclaims beneficial ownership of the shares held by C-Max Capital Limited Partnership-I except to the extent of his pecuniary interest therein. Also includes 17,800 shares of common stock subject to a repurchase right by the Company.

(4) Includes 85,440 shares of common stock issuable upon the exercise of warrants. The address of C-Max Capital Limited Partnership-I is 1515 E. Broward Boulevard, Suite 321, Fort Lauderdale, Florida 33301.

(5) Includes 33,005 shares of common stock issuable upon the exercise of warrants. The address of Open Text Corporation is 185 Columbia Street West, Waterloo, Ontario, Canada N2L 5Z5.

(6) Includes 22,250 shares of common stock held by the Dixon and Carol Doll Family Trust, of which 17,800 shares of common stock are subject to a repurchase right of the Company. Mr. Doll is a beneficiary of the Dixon and Carol Doll Family Trust. Also includes (i) 804,082 shares of common stock beneficially owned by Doll Technology Investment Fund, (ii) 47,310 shares of common stock beneficially owned by Doll Technology Affiliates Fund, L.P. and (iii) 30,803 shares of common stock beneficially owned by Doll Technology Side Fund, L.P. Mr. Doll is the managing member of Doll Technology Investment Management, L.L.C., the general partner of each of these funds. Mr. Doll disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

(7) Consists of (i) 649,228 shares of common stock held by Doll Technology Investment Fund, (ii) 154,854 shares of common stock issuable to Doll Technology Investment Fund upon the exercise of warrants and (iii) 38,198 shares of common stock held by Doll Technology Affiliates Fund, L.P., (iv) 9,112 shares of common stock issuable to Doll Technology Affiliates Fund, L.P. upon the exercise of warrants, (v) 24,870 shares of common stock held by Doll Technology Side Fund, L.P. and (vi) 5,933 shares of common stock issuable to Doll Technology Side Fund, L.P. upon the exercise of warrants. The address of each of these entities is 3000 Sand Hill Road, Building 3, Suite 210, Menlo Park, California 94025.

(8) Consists of (i) 522,637 shares of common stock held by Zero Stage Capital V Limited Partnership, (ii) 169,897 shares of common stock issuable to Zero Stage V Limited Partnership upon the exercise of warrants and (iii) 182,565 shares of common stock held by Zero Stage Capital VI Limited Partnership. The address of each of these entities is 101 Main Street, 17th Floor, Cambridge, Massachusetts 02142-1519.

(9) The address of XL Capital Corporation is 3 East 54th Street, 17th Floor, New York, New York 10022.

(10) Consists of 737,864 shares of common stock held by XL Capital Corporation, of which Mr. Wood is an employee. Mr. Wood disclaims beneficial interest of such shares.

(11) Includes 109,188 shares of common stock issuable to Crystal Internet Venture Fund, L.P. upon the exercise of warrants. The address of Crystal Internet Venture Fund, L.P. is 1120 Chester Avenue, Suite 310, Cleveland, Ohio 44114.

(12) The address of Prospect Street NYC Discovery Fund, L.P. is 10 East 40th Street, 44th Floor, New York, New York 10016.

(13) Includes 123,282 shares of common stock issuable upon the exercise of options. Does not include (i) 62,300 shares of common stock issuable upon the exercise of options which will be exercisable upon the closing of this offering or (ii) 67,640 shares of common stock issuable upon the exercise of options that do not vest within 60 days of December 5, 1998.

(14) Consists of 69,769 shares of common stock issuable upon the exercise of options. Does not include 53,400 shares of common stock issuable upon the exercise of options which will be exercisable upon the closing of this offering or (ii) 7,120 shares of common stock issuable upon the exercisable of options that do not vest within 60 days of December 5, 1998.

(15) All 17,800 shares of common stock are subject to a repurchase right by the Company.

(16) Includes (i) 225,509 shares of common stock issuable upon the exercise of stock options that vest within 60 days of December 5, 1998 and (ii) 270,618 shares of common stock issuable upon the exercise of warrants. See notes 2 through 15.

                           DESCRIPTION OF SECURITIES

    The following description of the Company's common stock and preferred stock and certain provisions of the Company's Certificate of Incorporation (as will be in effect upon the closing of this offering, the "Certificate") and the Bylaws (as will be in effect upon the closing of this offering, the "Bylaws") are summaries thereof and are qualified by reference to the Certificate and the Bylaws. Copies of these documents have been or will be filed with the Commission as exhibits to the Company's Registration Statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to the Company's capital structure that will occur upon the closing of this offering in accordance with the terms of the Certificate.

    The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

    As of the date of this prospectus, there are 2,202,558 shares of common stock outstanding and held of record by 46 stockholders. There will be shares of common stock outstanding upon the closing of this offering.

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and they do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    As of the date of this prospectus, there are 17,246,122 shares of convertible preferred stock outstanding. All outstanding shares of convertible preferred stock will be converted into an aggregate of 6,139,641 shares of common stock upon the closing of this offering. After such time, these shares of convertible preferred stock will no longer be authorized, issued or outstanding.

    Upon the closing of this offering, the Board of Directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The Company has no present plans to issue any shares of preferred stock. See "--Anti-Takeover Effects of Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

OPTIONS

    Options to purchase a total of 1,886,800 shares of common stock may be granted under the 1998 Plan. As of the date of this prospectus, there are outstanding options to purchase a total of 1,128,890 shares of common stock under the 1998 Plan, of which options to purchase 477,722 shares are currently exercisable. Of the options to purchase 651,168 shares of common stock that are not currently exercisable, the options to purchase 373,667 shares of common stock originally granted under the Predecessor Plan shall immediately vest and become exercisable upon the closing of this offering. Since the Company intends to file a Registration Statement on Form S-8 as soon as practicable following the closing of this offering, any shares issued upon exercise of these options will be immediately available for sale in the public market, subject to the terms of lock-up agreements entered into by and between substantially all of these optionholders and the underwriters. See "Management--1998 Stock Option/ Stock Issuance Plan" and "Shares Eligible for Future Sale."

COMMON STOCK WARRANTS

    As of the date of this prospectus, the Company has outstanding warrants to purchase a total of 65,860 shares of common stock, at an average exercise price of $9.80 per share. Of these warrants, the holders of warrants to purchase a total of 35,600 shares of common stock have entered into lock-up agreements with the underwriters. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrants grant to the holders thereof certain registration rights with respect to the Common Stock issuable upon their exercise, which are described below. See "Shares Eligible for Future Sale."

REGISTRATION RIGHTS

    Pursuant to the terms of the Amended and Restated Investors' Rights Agreement, after the closing of this offering the holders of 6,779,275 shares of common stock will be entitled to certain demand registration rights with respect to the registration of their shares under the Securities Act. The holders of such shares are divided into three groups based on the respective series of convertible preferred stock held by each holder prior to this offering. The holders of 50% or more of the shares of common stock to be issued upon the conversion of each series of convertible preferred stock upon the closing of this offering are entitled to demand that the Company register their shares under the Securities Act, subject to certain limitations. The Company is not required to effect more than one such registration for each group pursuant to such demand registration rights. In addition, after the closing of this offering these holders will be entitled to certain piggyback registration rights with respect to the registration of such shares of common stock under the Securities Act. In the event that the Company proposes to register any shares of common stock under the Securities Act, either for its account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations. Further, at any time after the Company becomes eligible to file a registration statement on Form S-3, the holders of 6,779,275 shares of common stock may require the Company to file on two occasions registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. The Company is generally required to bear all of the expenses of all such registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S
  CERTIFICATE OF INCORPORATION AND BYLAWS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (as amended from time to time, the "DGCL"). Subject to certain exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

    In addition, certain provisions of the Certificate and Bylaws, which provisions will be in effect upon the closing of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    BOARD OF DIRECTORS VACANCIES. The Certificate authorizes the Board of Directors to fill vacant directorships or increase the size of the Board of Directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. The Certificate provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Certificate further provides that special meetings of stockholders of the Company may be called only by the Chairman of the Board of Directors or a majority of the Board of Directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar day earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Certificate provides that, except to the extent prohibited by the DGCL, the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company that is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Company for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Company may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. The Company has applied for liability insurance for its officers and directors.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

    Upon the closing of this offering, the transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

    Upon the closing of this offering, the Company will have an aggregate of shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the
outstanding shares, the   shares sold in this offering will be freely tradable,
except that any shares held by "affiliates" of the Company (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the limitations described below. The remaining 8,342,199 shares of common stock will be deemed "restricted securities" as defined under Rule
144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

NUMBER OF SHARES                                      DATE
------------------  -------------------------------------------------------------------------

        3,128       After the date of this prospectus

        3,280       Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under the
                    Company's stock option plan

       12,584       At various times after 90 days from the date of this prospectus (Rule
                    144)

    5,084,116       After 180 days from the date of this prospectus (subject, in some cases, to volume limitations)

    3,239,091       At various times after 180 days from the date of this prospectus (Rule
                    144)

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then
outstanding shares of common stock (approximately   shares immediately after
this offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    As of the date of this prospectus, options to purchase a total of 1,178,675 shares of common stock are outstanding, of which 477,722 are currently exercisable. Of the options to purchase 700,953 shares of common stock that are not currently exercisable, options to purchase 373,667 shares of common stock shall vest and become exercisable upon the filing of the registration statement relating to the Company's 1998 Stock Option/Stock Issuance Plan. Upon the closing of this offering, the Company intends to file a registration statement to register for resale the 1,886,800 shares of common stock reserved for issuance under the Company's 1998 Stock Option/Stock Issuance Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the lock-up agreements referred to below. Upon the closing of this offering, 65,860 shares of common stock will be issuable upon the exercise of outstanding warrants.

    Upon the closing of this offering, the Company intends to grant non-qualified stock options to purchase approximately 350,000 shares of common stock to a substantial majority of its guides. The exercise price per share of such options is expected to be the initial public offering price of the common stock. A majority of these option grants are expected to vest in the following manner: (i) 10% upon the closing of this offering, (ii) 15% six months following the closing of this offering and (iii) 25% in each of three semi-annual installments commencing one year from the closing of this offering. None of the shares issuable upon the exercise of these options will be subject to a lock-up agreement with the underwriters.

    The Company's directors and officers and certain stockholders who hold 8,204,671 shares in the aggregate, together with the holders of options to purchase 1,072,756 shares of common stock and the holders of warrants to purchase 35,600 shares of common stock, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. See "Underwriting."

    The Company has agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except the Company may issue, and grant options to purchase, shares of common stock under the 1998 Stock Option/Stock Issuance Plan. In addition, the Company may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors--Shares Eligible for Future Sale."

    Following this offering, under certain circumstances and subject to certain conditions, holders of 6,779,275 shares of the Company's outstanding common stock will have certain demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require the Company to register their shares of common stock under the Securities Act, and they will have certain rights to participate in any future registration of securities by the Company. The Company is not required to effect more than an aggregate of three demand registrations on behalf of such holders. These holders are subject to lock-up periods of not more than 180 days following the date of this prospectus or any subsequent prospectus. See "Description of Securities-- Registration Rights."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an agreement among the underwriters and the Company (the "Underwriting Agreement"), each of the underwriters named below (the "Underwriters"), through their representatives Bear, Stearns & Co. Inc. and Volpe Brown Whelan & Company, LLC (the "Representatives"), has severally agreed to purchase from the Company the aggregate number of shares of common stock set forth opposite its name below:

                                                                                                         NUMBER OF
UNDERWRITER                                                                                               SHARES
------------------------------------------------------------------------------------------------------  -----------
Bear, Stearns & Co. Inc...............................................................................
Volpe Brown Whelan & Company, LLC.....................................................................

                                                                                                        -----------
    Total.............................................................................................
                                                                                                        -----------
                                                                                                        -----------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of common stock if any are purchased.

    The Underwriters propose to offer the shares of common stock directly to the public at the "initial public offering price" set forth on the cover page of this prospectus and at such price less a concession not in excess of $ per share of common stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such
dealers may reallow, concessions not in excess of $    per share of common stock
to certain other dealers. After this offering, this offering price, concessions and other selling terms may be changed by the Underwriters. The common stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted a 30-day over-allotment option to the Underwriters
to purchase up to an aggregate of       additional shares of common stock of the
Company exercisable at the "initial public offering price" less the "underwriting discounts", each as set forth on the cover page of this prospectus. If the Underwriters exercise such option in whole or in part, then each of the Underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

    The Underwriters, at the request of the Company, have reserved for sale at the initial public offering price up to five percent (5%) of the shares of common stock to be sold in this offering for sale to employees of the Company and its affiliates, and to their associates and related persons. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the Underwriters on the same basis as the other shares offered hereby.

    The Underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended, or will contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company's directors and officers and certain stockholders who hold 8,204,671 shares in the aggregate, together with the holders of options to purchase 1,072,756 shares of common stock and the holders of warrants to purchase 35,600 shares of common stock, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus.

    In addition, the Company has agreed that for a period of 180 days after the date of this prospectus it will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of common stock except for the shares of common stock offered hereby, the shares of common stock issuable upon exercise of outstanding warrants and the shares issued and options granted pursuant to the Company's existing 1998 Stock Option/Stock Issuance Plan.

    Prior to this offering, there has been no public market for the common stock of the Company. Consequently, the initial offering price for the common stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the results of operations of the Company in recent periods, estimates of the prospects of the Company and the industry in which the Company competes, an assessment of the Company's management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. The Company intends to apply for approval for the quotation of its common stock on the Nasdaq National Market, under the symbol MINE. There can be no assurance, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

    Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Company's common stock including over-allotment, stabilizing and short-covering transactions and the impositions of penalty bids. Certain persons participating in this offering may also engage in passive market making transactions in the common stock on the Nasdaq National Market.

    In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by O'Sullivan Graev and Karabell, LLP, New York, New York.

                                    EXPERTS

    The financial statements for MiningCo.com, Inc. as of December 31, 1996 and 1997 and for the period from June 27, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997 included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the shares of common stock to be sold in this offering, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    You may read and copy all or any portion of the Registration Statement or any other information the Company files at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's Securities and Exchange Commission filings, including the Registration Statement, are also available to you on the Securities and Exchange Commission's web site (http://www.sec.gov).

    As a result of this offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                 [LOGOS OF ADVERTISERS AND E-COMMERCE PARTNERS]

                           [TAXONOMY OF MININGCO.COM]

                               MININGCO.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                            -----------

Independent Auditors' Report..............................................................................         F-2

Balance Sheets as of December 31, 1996 and 1997, and September 30, 1998 (unaudited).......................         F-3

Statement of Operations for the period from June 27, 1996 (inception) to December 31, 1996, for the year ended December 31, 1997, and for the nine months ended September 30, 1997 (unaudited) and 1998
  (unaudited).............................................................................................         F-4

Statements of Stockholders' Deficit for the period from June 27, 1996 (inception) to December 31, 1996,
  for the year ended December 31, 1997, and for the nine months ended September 30, 1998 (unaudited)......         F-5

Statements of Cash Flows for the period from June 27, 1996 (inception) to December 31, 1996, for the year ended December 31, 1997, and for the nine months ended September 30, 1997 (unaudited) and 1998
  (unaudited).............................................................................................         F-6

Notes to Financial Statements.............................................................................         F-7

The Board of Directors and Stockholders
MiningCo.com, Inc.:

    When the reverse stock split referred to in Note 13 of the Notes to Financial Statements has been consummated, we will be in a position to render the following report.

                                          KPMG Peat Marwick LLP

                                          /S/ KPMG PEAT MARWICK LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
MiningCo.com, Inc.:

    We have audited the accompanying balance sheets of MiningCo.com, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit and cash flows for the period from June 27, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MiningCo.com, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from June 27, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

New York, New York
December 15, 1998, except as to Note 13,
which is as of January   , 1999

                               MININGCO.COM, INC.

                                 BALANCE SHEETS

                                                                                                                  PRO FORMA
                                                                                                                  (SEE NOTE
                                                                              DECEMBER 31,                          2(A))
                                                                         ----------------------  SEPTEMBER 30,  SEPTEMBER 30,
                                                                           1996        1997          1998            1998
                                                                         ---------  -----------  -------------  --------------
                                                                                                  (UNAUDITED)    (UNAUDITED)
                                ASSETS
Current assets:
  Cash and cash equivalents............................................  $1,647,300 $   303,200   $ 1,241,300    $ 15,939,700
  Accounts receivable, less allowance for doubtful accounts of $6,000
    in 1997 and $96,000 in 1998........................................        300      118,300       669,100         669,100
  Prepaid assets.......................................................     --          --             75,400          75,400
                                                                         ---------  -----------  -------------  --------------
    Total current assets...............................................  1,647,600      421,500     1,985,800      16,684,200

Property and equipment, net............................................    328,400      748,400     1,050,400       1,050,400
Debt issuance costs, net of amortization of $24,500 in 1997............     --           97,800       --              --
Deposits...............................................................     62,900       89,400       104,300         104,300
                                                                         ---------  -----------  -------------  --------------
    Total assets.......................................................  $2,038,900 $ 1,357,100   $ 3,140,500    $ 17,838,900
                                                                         ---------  -----------  -------------  --------------
                                                                         ---------  -----------  -------------  --------------

            LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Trade accounts payable and accrued expenses..........................  $ 301,600  $ 1,257,300   $ 2,463,900    $  2,463,900
  Deferred compensation payable--related party.........................    151,300      414,700       155,700         155,700
  Guide fees payable...................................................     --          157,300       270,300         270,300
  Deferred revenue.....................................................     --          529,600       455,000         455,000
  Convertible loans payable............................................     --        1,010,200       --              --
Current portion of notes payable.......................................     --          --            132,500         132,500
Current installments of obligations under capital leases...............     --          150,000       212,800         212,800
                                                                         ---------  -----------  -------------  --------------
    Total current liabilities..........................................    452,900    3,519,100     3,690,200       3,690,200

Convertible notes payable, net of unamortized debt discount of $38,700
  in 1997..............................................................     --        5,132,900       --              --
Notes payable, excluding current portion...............................  3,971,700    3,348,200     2,432,300         328,200
Deferred rent..........................................................     39,100       49,600        51,100          51,100
Obligations under capital leases, excluding current installments.......     --          251,600       199,000         199,000
                                                                         ---------  -----------  -------------  --------------
    Total liabilities..................................................  4,463,700   12,301,400     6,372,600       4,268,500

Convertible preferred stock, $0.001 par value;
    Series A--3,346,715 shares authorized, issued and outstanding at
      September 30, 1998; liquidation preference of $1.50 per share plus unpaid dividends of 9% per annum ($5,214,700 in the
      aggregate at September 30, 1998).................................     --          --          5,138,600         --
    Series B--6,597,596 shares authorized, issued and outstanding at
      September 30, 1998; liquidation preference of $1.80 per share plus unpaid dividends of 9% per annum ($12,335,700 in the
      aggregate at September 30, 1998).................................     --          --         12,158,200         --
    Series C--8,717,949 shares authorized, no shares issued and outstanding at September 30, 1998; liquidation preference of
      $1.95 per share plus unpaid dividends of 9% per annum............     --          --            --              --
Stockholders' (deficit) equity:
  Preferred stock, $0.001 par value; 5,000,000 shares authorized, no
    shares issued and outstanding......................................     --          --            --              --
  Common stock, $0.001 par value; 50,000,000 shares authorized,
    1,816,255, 1,475,336 and 1,548,540 shares issued and outstanding at
    December 31, 1996 and 1997, and September 30, 1998, respectively,
    8,327,815 issued and outstanding pro forma (unaudited).............      1,800        1,500         1,500           8,300
  Additional paid-in capital...........................................     11,500      132,700       749,800      34,842,300
  Deferred compensation................................................     --          --           (437,700)       (437,700)
  Accumulated deficit..................................................  (2,438,100) (11,078,500)  (20,842,500)   (20,842,500)
                                                                         ---------  -----------  -------------  --------------
    Total stockholders' (deficit) equity...............................  (2,424,800) (10,944,300)  (20,528,900)    13,570,400
                                                                         ---------  -----------  -------------  --------------
Commitments and contingencies

      Total liabilities and stockholders deficit.......................  $2,038,900 $ 1,357,100   $ 3,140,500    $ 17,838,900
                                                                         ---------  -----------  -------------  --------------
                                                                         ---------  -----------  -------------  --------------

                See accompanying notes to financial statements.

                               MININGCO.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                         PERIOD FROM
                                                        JUNE 27, 1996
                                                         (INCEPTION)                       NINE MONTHS ENDED
                                                             TO         YEAR ENDED           SEPTEMBER 30,
                                                        DECEMBER 31,   DECEMBER 31,   ----------------------------
                                                            1996           1997           1997           1998
                                                        -------------  -------------  -------------  -------------
                                                                                       (UNAUDITED)    (UNAUDITED)
Revenues..............................................  $    --        $     390,600  $     180,500  $   1,577,700
Cost of revenues......................................         90,800      1,857,100      1,301,500      2,848,600
                                                        -------------  -------------  -------------  -------------
      Gross profit (loss).............................        (90,800)    (1,466,500)    (1,121,000)    (1,270,900)

Operating expenses:
  Sales and marketing.................................        240,900      1,669,100      1,439,800      3,202,600
  General and administrative..........................      1,100,900      2,414,400      1,923,300      2,373,700
  Product development.................................        948,000      2,791,200      2,217,700      1,817,300
                                                        -------------  -------------  -------------  -------------
    Total operating expenses..........................      2,289,800      6,874,700      5,580,800      7,393,600
                                                        -------------  -------------  -------------  -------------
      Loss from operations............................     (2,380,600)    (8,341,200)    (6,701,800)    (8,664,500)

Other income (expense):
  Other income, net...................................       --              349,800        193,500       --
  Interest income.....................................          9,200          8,800          8,800         27,500
  Interest expense, including $65,300 and $34,300
    (unaudited) of amortization of debt discount in
    1997 and 1998 and $24,500 and $6,100 (unaudited)
    of debt issuance costs in 1997 and 1998,
    respectively......................................        (66,700)      (657,800)      (412,400)      (472,300)
                                                        -------------  -------------  -------------  -------------
      Total other income (expense), net...............        (57,500)      (299,200)      (210,100)      (444,800)
                                                        -------------  -------------  -------------  -------------
Net loss..............................................     (2,438,100)    (8,640,400)    (6,911,900)    (9,109,300)
Accretion of convertible preferred stock to
  liquidation value...................................       --             --             --             (654,700)
                                                        -------------  -------------  -------------  -------------
      Net loss attributable to common stockholders....  $  (2,438,100) $  (8,640,400) $  (6,911,900) $  (9,764,000)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

Basic and diluted net loss per common share...........  $       (1.20) $       (4.94) $       (3.90) $       (5.69)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Weighted average shares outstanding used in basic and
  diluted net loss per common share calculation.......      2,035,144      1,748,850      1,774,167      1,715,927
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Pro forma basic and diluted net loss per common
  share...............................................                 $       (1.04)                $       (1.10)
                                                                       -------------                 -------------
                                                                       -------------                 -------------
Weighted average shares outstanding used in pro forma
  basic and diluted net loss per common share
  calculation.........................................                     8,309,236                     8,276,314
                                                                       -------------                 -------------
                                                                       -------------                 -------------

                See accompanying notes to financial statements.

                               MININGCO.COM, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                              COMMON STOCK       ADDITIONAL                                    TOTAL
                                          ---------------------   PAID-IN      DEFERRED     ACCUMULATED    STOCKHOLDERS'
                                            SHARES     AMOUNT     CAPITAL    COMPENSATION     DEFICIT         DEFICIT
                                          ----------  ---------  ----------  ------------  --------------  --------------
Issuance of common stock................   1,816,255  $   1,800  $   11,500   $   --       $     --        $       13,300
Net loss for the period from June 27,
  1996 (inception) to December 31,
  1996..................................      --         --          --           --           (2,438,100)     (2,438,100)
                                          ----------  ---------  ----------  ------------  --------------  --------------
Balance as of December 31, 1996.........   1,816,255      1,800      11,500       --           (2,438,100)     (2,424,800)
Cancellation of common stock............    (367,802)      (300)        300       --             --              --
Issuance of warrants in connection with
  debt transactions.....................      --         --         104,000       --             --               104,000
Exercise of stock options...............      26,886     --          13,600       --             --                13,600
Issuance of stock options in lieu of
  services..............................      --         --           3,300       --             --                 3,300
Net loss for the year ended December 31,
  1997..................................      --         --          --           --           (8,640,400)     (8,640,400)
                                          ----------  ---------  ----------  ------------  --------------  --------------
Balance as of December 31, 1997.........   1,475,339      1,500     132,700       --          (11,078,500)    (10,944,300)
Issuance of warrants in connection with
  debt transactions (unaudited).........      --         --          12,000       --             --                12,000
Deferred compensation related to stock
  options granted (unaudited)...........      --         --         535,200     (535,200)        --              --
Amortization of deferred compensation
  (unaudited)...........................      --         --          --           97,500         --                97,500
Common stock issued for stock options
  (unaudited)...........................      73,201     --          69,900       --             --                69,900
Accretion of convertible preferred stock
  to liquidation value (unaudited)......      --         --          --           --             (654,700)       (654,700)
Net loss for the nine months ended
  September 30, 1998 (unaudited)........      --         --          --           --           (9,109,300)     (9,109,300)
                                          ----------  ---------  ----------  ------------  --------------  --------------
Balance as of September 30, 1998
  (unaudited)...........................   1,548,540  $   1,500  $  749,800   $ (437,700)  $  (20,842,500) $  (20,528,900)
                                          ----------  ---------  ----------  ------------  --------------  --------------
                                          ----------  ---------  ----------  ------------  --------------  --------------

                See accompanying notes to financial statements.

                               MININGCO.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                            PERIOD FROM
                                                              JUNE 27,
                                                                1996
                                                            (INCEPTION)                    NINE MONTHS ENDED
                                                                 TO        YEAR ENDED        SEPTEMBER 30,
                                                            DECEMBER 31,  DECEMBER 31,  ------------------------
                                                                1996          1997         1997         1998
                                                            ------------  ------------  -----------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net loss................................................   $(2,438,100)  $(8,640,400) ($6,911,700) ($9,109,300)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization of property and
      equipment...........................................       29,400       213,400      160,100      325,600
    Amortization of debt issuance costs...................       --            24,500       12,200        6,100
    Amortization of debt discount.........................       --            65,300       41,400       34,300
    Amortization of deferred compensation expense.........       --            --           --           97,500
    Stock options issued in lieu of services..............       --             3,300        3,300       --
    Deferred rent.........................................       39,100        10,500        9,700        1,500
    Deferred compensation--related party..................      151,300       263,400      237,500       41,000
    Deferred interest on debt.............................       66,100       558,300      358,800      369,800
    Bad debt expense......................................       --             6,000       --           90,000
    Changes in operating assets and liabilities:
      Accounts receivable.................................         (300)     (124,000)    (167,600)    (640,800)
      Prepaid assets......................................       --            --           --          (75,400)
      Deposits............................................      (62,900)      (26,500)      (3,400)     (14,900)
      Accounts payable and accrued expenses...............      301,600       955,700      439,900    1,206,600
      Guide fees payable..................................       --           157,300      124,400      113,000
      Deferred revenue....................................       --           529,600      705,500      (74,600)
                                                            ------------  ------------  -----------  -----------
        Net cash used in operating activities.............   (1,913,800)   (6,003,600)  (4,989,900)  (7,629,600)
                                                            ------------  ------------  -----------  -----------

Cash flows from investing activities:
  Capital expenditures....................................     (357,800)     (148,000)    (110,400)    (448,300)
                                                            ------------  ------------  -----------  -----------
        Net cash used in investing activities.............     (357,800)     (148,000)    (110,400)    (448,300)
                                                            ------------  ------------  -----------  -----------

Cash flows from financing activities:
  Proceeds from issuance of common stock..................       13,300        --            3,300       --
  Proceeds from secured credit facility, net..............       --            --           --          460,700
  Proceeds from issuance of convertible preferred stock,
    net...................................................       --            --           --        6,854,500
  Proceeds from issuance of loans payable.................    3,905,600     5,000,000    3,750,000    1,800,000
  Principal payments under capital lease obligations......       --           (83,800)     (47,200)    (169,100)
  Proceeds from exercise of common stock options..........       --            13,600       --           69,900
  Deferred financing costs................................       --          (122,300)     (79,700)      --
                                                            ------------  ------------  -----------  -----------
        Net cash provided by financing activities.........    3,918,900     4,807,500    3,626,400    9,016,000
                                                            ------------  ------------  -----------  -----------
          Net increase (decrease) in cash and cash
            equivalents...................................    1,647,300    (1,344,100)  (1,473,900)     938,100
Cash and cash equivalents at beginning of period..........       --         1,647,300    1,647,300      303,200
                                                            ------------  ------------  -----------  -----------
Cash and cash equivalents at end of period................   $1,647,300    $  303,200    $ 173,400    $1,241,300
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------
Supplemental disclosures of cash flow information:
  Interest paid...........................................   $      600    $    8,100    $   2,100    $  60,800
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------
Noncash transactions:
  Equipment acquired under capital leases.................   $   --        $  485,400    $ 210,700    $ 179,300
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------
  Barter transactions.....................................   $   --        $   72,500    $  --        $ 152,400
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------

                See accompanying notes to financial statements.

                               MININGCO.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(1)  ORGANIZATION AND BUSINESS

    MiningCo.com, Inc. (the "Company" or "MiningCo") was incorporated in New York on June 27, 1996 (inception) as General Internet Inc. and commenced operations on that date. In December 1998, the Company reincorporated in Delaware. The Company's Internet service, MININGCO.COM, is an Internet news, information and entertainment service. The Company's network is comprised of numerous GuideSites, each of which focuses on a particular topic and is managed by a human guide. The guides are independent contractors who are compensated based on the greater of a monthly guarantee or a percentage of revenues generated by all of the GuideSites. The Company's primary revenue source is the sale of advertising.

    The Company's business is characterized by rapid technological change, new product and service development and evolving industry standards. Inherent in the Company's business are various risks and uncertainties, including its limited operating history, uncertain profitabillity, history of losses, anticipated continuing losses, the dependence on the Internet and risks associated with Internet advertising.

(2)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    (A) INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET

    In December 1998, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO").

    If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO, each of the then outstanding shares of the Company's convertible preferred stock will automatically convert into 0.356 shares of common stock.

    The accompanying pro forma balance sheet as of September 30, 1998 gives effect to (a) the issuance of 7,301,811 shares of Series C convertible preferred stock during November and December 1998 in consideration for net cash proceeds of approximately $12.4 million and the conversion of $1.8 million in outstanding notes payable (see note 10), (b) the issuance of 639,634 shares of common stock upon the exercise of certain investor warrants in December 1998 in consideration for net cash proceeds of approximately $2.3 million (see note 10) and (c) the automatic conversion of 3,346,715, 6,597,596, and 7,301,811 shares of Series A, B and C convertible preferred stock, respectively, representing all outstanding shares of convertible preferred stock, into 6,139,641 shares of common stock upon the closing of this offering.

    (B) UNAUDITED INTERIM FINANCIAL INFORMATION

    In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1997 and 1998. The results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results to be expected for the entire year.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(2)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    (D) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents, which principally consist of money market accounts.

    (E) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over three years, which is the estimated useful life of the related assets. Leasehold improvements are amortized over their estimated useful lives, or the term of the related lease, whichever is shorter. Equipment under capital leases is stated at the present value of minimum lease payments and is amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

    (F) DEBT ISSUANCE COSTS

    Amortization of debt issuance costs is calculated on the straight-line method over the life of the related debt instrument.

    (G) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no such impairment has occurred.

    (H) INCOME TAXES

    The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(2)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (I) REVENUE RECOGNITION

    To date, substantially all of the Company's revenues have been derived from the sale of advertisements on MININGCO.COM. The Company offers numerous sizes and types of advertising placement, including banner advertisements, button advertisements and text links. The Company also offers sponsorship programs and contests. Revenues from advertising sales are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Payments received from advertisers prior to displaying their advertisements on MININGCO.COM are recorded as deferred revenue and are recognized as revenue ratably as the advertisements are displayed. Pursuant to its agreements with advertisers, the Company generally guarantees a minimum number of impressions (times that an advertisement appears in pages viewed by the users of MININGCO.COM) for a fixed fee. To the extent minimum guaranteed impression levels are not met, the Company defers recognition of the corresponding revenues until guaranteed impression levels are achieved. The Company's short-term advertising agreements are generally terminable by either party upon relatively short notice. The Company's agreements with its e-commerce partners are typically longer in length, and in certain cases, entitle the Company to a share of revenues generated by sales over a particular threshold resulting from direct links from MININGCO.COM. To date, the Company has not recognized any revenues from such revenue sharing agreements. The Company's revenue derived from such revenue sharing agreements will be recognized by the Company upon notification from its advertisers and e-commerce partners of sales attributable to MININGCO.COM.

    A portion of the Company's revenues are from barter advertisements (agreements whereby the Company trades advertisements on MININGCO.COM in exchange for advertisements on third-party web sites). Barter advertising revenues and expenses are recorded at the fair market value of services provided or received, whichever is more determinable in the circumstances. Revenue from barter advertising transactions is recognized as income when advertisements are delivered on MININGCO.COM. Barter expense is recognized when the Company's advertisements are run on third-party web sites, which is typically in the same period when barter revenue is recognized. Barter expense is included as a component of cost of revenues. Barter advertising revenues and expenses were $0 and $72,500 for the period from June 27, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively, and $0 and $152,400 for the nine months ended September 30, 1997 and 1998, respectively.

    (J) PRODUCT DEVELOPMENT EXPENSES

    Product development expenses include personnel and consulting costs associated with the design, development and testing of MININGCO.COM and the Company's systems, editorial personnel costs and software licensing costs. The Company generally expenses its product development expenses as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product. To date, completion of a working model of the Company's service and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(2)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (K) ADVERTISING EXPENSES

    The Company expenses the costs of advertising its service as incurred. Such costs amounted to $60,000 and $510,900 for the period from June 27, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively, and $510,600 and $2,225,000 for the nine months ended September 30, 1997 and 1998, respectively, and are included in sales and marketing in the Company's statements of operations.

    (L) STOCK-BASED COMPENSATION

    The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions.

    The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured.

    (M) BASIC AND DILUTED NET LOSS PER COMMON SHARE

    The Company adopted SFAS No. 128, "Computation of Earnings Per Share," during the year ended December 31, 1997. In accordance with SFAS No. 128 and the SEC Staff Accounting Bulletin No. 98, basic earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the Treasury Stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive. Pursuant to SEC Staff Accounting Bulletin No. 98, all options, warrants or other potentially dilutive instruments issued for nominal consideration, prior to the anticipated effective date of an initial public offering (including the IPO), are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. As a result, the Company has included 218,889 shares of common stock in the calculation of basic and diluted net loss per common share for all periods presented which relate to certain investor warrants issued for nominal consideration (see notes 8 and 10).

    Diluted net loss per common share for the period from June 27, 1996 (inception) through December 31, 1996, the year ended December 31, 1997, and the nine months ended September 30, 1998, does not include the effects of options to purchase 0, 768,851, and 1,055,340 shares of common stock, respectively, 0, 391,394, and 736,341 common stock warrants, respectively, or 0, 0 and 3,540,185

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(2) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shares of convertible preferred stock on an "as if" converted basis, respectively, as the effect of their inclusion is anti-dilutive during each period.

    The pro forma net loss per common share for the year ended December 31, 1997 and the nine months ended September 30, 1998, is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from (i) the automatic conversion of all of outstanding convertible preferred stock, totalling 6,139,641, and (ii) the issuance of 639,634 common shares upon the exercise of certain investor warrants called by the Company in December 1998 (which included investor warrants issued for nominal consideration), as if they had been outstanding during each period.

    (N) STOCK SPLIT

    In August 1996, the Company authorized and implemented an additional 1-for-40,000 common stock split. Accordingly, all share and per share information in the accompanying financial statements has been retroactively restated to reflect the effect of the stock split (see note 13).

    (O) RECENT ACCOUNTING PRONOUNCEMENTS

    As of January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The adoption of this standard has had no impact on the Company's financial statements. Accordingly, the Company's comprehensive net loss is equal to its net loss for all periods presented.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company has determined that it does not have any separately reportable business segments.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(2) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect the Company as the Company currently does not engage or plan to engage in derivative instruments or hedging activities.

(3)  BUSINESS AND CREDIT CONCENTRATIONS

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying amounts of these instruments approximate fair value. The carrying amount of the Company's capital leases and other equipment financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations.

    The Company maintains cash and cash equivalents with a domestic financial institution. The Company performs periodic evaluations of the relative credit standing of this institution. From time to time, the Company's cash balances with this financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

    The Company's customers are concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of each customer, historical trends and other information; to date, such amounts have been within management's expectations.

    For the period from June 27, 1996 (inception) to December 31, 1996, there were no customers that accounted for over 10% of total revenues generated by the Company, or of gross accounts receivable at December 31, 1996.

    For the year ended December 31, 1997, one customer accounted for approximately 19% of total revenues generated by the Company. No customers accounted for over 10% of gross accounts receivable at December 31, 1997. As of December 31, 1997, the Company had receivables in excess of $10,000 from three separate customers totaling approximately $43,000.

    For the nine months ended September 30, 1998, a third-party advertising representation firm accounted for approximately 27% of total revenues generated by the Company. Two customers accounted for approximately 39% and 12% of gross accounts receivable at September 30, 1998, totaling approximately $393,000.

    In June 1997, the Company entered into a consulting agreement with a major financial institution pursuant to which the Company agreed to provide consulting assistance in connection with the development of micro communities for an aggregate amount of $450,000. Fees in connection with this agreement have been recognized as performance occurred under the terms of the agreement, net of any expenses, and have been recorded as other income for the year ended December 31, 1997. In connection with this agreement, the Company issued the financial institution a warrant to purchase 35,600 shares of common stock at $14.05 per share with an expiration date of December 31, 1999. The fair value of the warrants, using the Black-Scholes model, was deemed insignificant on the date of grant.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(4)  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                            DECEMBER 31,
                                                       -----------------------  SEPTEMBER 30,
                                                          1996        1997          1998
                                                       ----------  -----------  -------------
                                                                                 (UNAUDITED)
Equipment and computer hardware, including
  assets under capital leases of $0, $485,400
  and $664,700, respectively.........................  $  315,700  $   949,100   $ 1,572,100
Leasehold improvements...............................      32,400       32,400        32,400
Furniture and fixtures...............................       9,700        9,700        14,300
                                                       ----------  -----------  -------------
                                                          357,800      991,200     1,618,800
Less accumulated depreciation and amortization,
  including assets under capital leases of $0,
  $64,500, and $234,400, respectively................     (29,400)    (242,800)     (568,400)
                                                       ----------  -----------  -------------
Total................................................  $  328,400  $   748,400   $ 1,050,400
                                                       ----------  -----------  -------------
                                                       ----------  -----------  -------------

(5)  INCOME TAXES

    No provision for US federal or state income taxes has been recorded for any period as the Company has incurred operating losses since inception.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                           DECEMBER 31,         SEPTEMBER 30,
                                                     -------------------------      1998
                                                        1996          1997       (UNAUDITED)
                                                     -----------  ------------  -------------
Deferred tax assets:
  Net operating loss carryforwards.................  $ 1,033,000  $  4,887,000   $ 9,147,000
  Allowance for doubtful accounts..................      --              1,000        44,000
  Deferred compensation............................       70,000       191,000        72,000
  Depreciation.....................................      --            (14,000)      (26,000)
  Deferred rent....................................       18,000        23,000        23,000
                                                     -----------  ------------  -------------
  Less valuation allowance.........................   (1,121,000)   (5,088,000)   (9,260,000)
                                                     -----------  ------------  -------------
Deferred tax assets................................  $   --       $    --        $   --
                                                     -----------  ------------  -------------
                                                     -----------  ------------  -------------

    Realization of deferred tax assets is dependent upon future earnings, if any. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that it is not more likely than not that these assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(5)  INCOME TAXES (CONTINUED)
    During the period from June 27, 1996 (inception) to December 31, 1996, the year ended December 31, 1997, and the nine months ended September 30, 1998 the valuation allowance for the deferred tax assets increased by $1,121,000, $3,967,000, and $4,172,000, respectively.

    As of December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $10.6 million. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards. The federal net operating loss carryforwards are available to offset future taxable income and expire at various dates beginning in fiscal year 2011 through 2012 if not utilized.

    Due to the "change in ownership" provisions of the Internal Revenue Code, the availability of the Company's net operating loss and credit carryforwards will be subject to an annual limitation against taxable income in future periods if a change in ownership of more than 50% of the value of the Company's stock should occur over a three-year period, which could substantially limit the eventual utilization of these carryforwards.

(6)  RELATED PARTY TRANSACTIONS

    At December 31, 1996 and 1997, and September 30, 1998, Mr. Scott P. Kurnit, the Company's President and Chief Executive Officer and Chairman of the Board of Directors, elected to defer compensation in the amount of $151,300, $414,700, and $155,700 respectively, for accrued but unpaid salary and bonuses. In January 1998, Mr. Kurnit converted $300,000 of such amount into a convertible note payable.

    On April 20, 1998, the Company and a director of an investor in the Company executed an advisory agreement, pursuant to which, the individual agreed to provide consulting and advisory services to the Company including, but not limited to, introducing the Company to members of the investment community and assisting the Company with respect to financial and strategic matters. In consideration for his services under the advisory agreement, the individual was issued a warrant to purchase up to an aggregate of 21,360 shares of the Company's common stock, at an exercise price of $5.06 per share. The warrant is exerciseable at any time during the 10-year period commencing on the date of the closing of a qualified initial public offering (which would include the IPO). The fair value of the warrants, using the Black-Scholes model, was deemed insignificant on the date of grant.

(7)  NOTES PAYABLE

    8.25% NOTES PAYABLE

    On October 17, 1996, the Company executed a secured 8.25% Promissory Note ("8.25% Note") in the original principal amount of $3,905,600. On August 27, 1997, the 8.25% Note was amended to, among other things, reduce the principal amount outstanding thereunder to $3,255,600, reflecting a reduction of $650,000 which was converted into a convertible note payable. In connection with the execution of the convertible note payable (see note 8), the Company issued warrants to purchase 24,105 shares of the Company's common stock at an exercise price of $4.21 per share. The fair value of the warrants, using a Black-Scholes model, was deemed insignificant on the date of grant. On April 23, 1998, the Company issued 433,333 shares of Series A convertible preferred stock ("Series A Preferred') in consideration for the cancellation of all principal owed under the convertible note payable.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(7)  NOTES PAYABLE (CONTINUED)
    On April 23, 1998, the 8.25% Note was amended again to, among other things,
(i) reduce the principal amount outstanding thereunder to $1,555,600, reflecting a reduction of $1,700,000 which was simultaneously converted into 944,444 shares of Series B convertible preferred stock ("Series B Preferred") (see notes 9 and
10), (ii) reduce the interest amount outstanding thereunder by $305,800, which was simultaneously converted into 169,883 shares of Series B Preferred, and
(iii) provide that the remaining principal and interest would automatically convert into shares of the Company's Series C convertible preferred stock ("Series C Preferred") upon the closing of the next financing conducted by the Company. On November 13, 1998, the Company issued 913,856 shares of the Company's Series C Preferred in consideration for the cancellation of all remaining principal and $226,400 of interest outstanding under the 8.25% Note.

    In January, June and July 1998, the Company issued to the holder of the 8.25% Note warrants to purchase an additional 2,670, 2,111 and 4,119 shares of the Company's common stock at an exercise price of $4.21 per share in consideration for entering into a subordination agreement with another creditor of the Company. The value attributed to the warrants, using a Black-Scholes pricing model, was $7,000 in the aggregate, based upon the respective grant dates, which was recorded as additional interest expense during the nine months ended September 30, 1998.

    NOTES PAYABLE--CREDIT FACILITY

    During January 1998, the Company entered into an asset backed credit facility with Phoenix Leasing Incorporated ("Phoenix") which was funded as the Company pledged fixed assets as security to Phoenix. During the nine months ended September 30, 1998, the Company received a total loan of $507,700. As of September 30, 1998, the balance outstanding was $460,700 of which $132,500 was due within one year.

(8)  CONVERTIBLE NOTES PAYABLE--SERIES A NOTES

    Between March 27, 1997 and January 15, 1998, the Company issued several secured subordinated notes, which converted into Series A Notes ("Series A Notes"), for an aggregate principal amount of $4,950,000, which amount included
(i) the conversion of $650,000 from the 8.25% Notes and (ii) the conversion of $300,000 of deferred compensation owed to Mr. Kurnit. These notes bore interest at a variable rate equal to the prime rate plus two percent per annum. At December 31, 1997, prime rate plus 2% was 10.5%. Pursuant to their terms, the principal due on the Series A Notes were automatically convertible into shares of the Company's common stock or convertible preferred stock upon the closing of the next equity financing conducted by the Company. The conversion price for such preferred shares was $1.50 per share.

    In connection with the issuance of this debt, the Company issued warrants to purchase 218,889 shares of the Company's common stock at an exercise price of $0.03 per share and 90,857 shares of the Company's common shares at an exercise price of $4.21 per share (which includes warrants to purchase 24,105 shares relating to the conversion of $650,000 from the 8.25% Notes), all of which expire ten years from their date of issuance; provided that, under certain circumstances, the Company may cancel the warrants after providing the holders thereof a reasonable period of time to exercise such warrants prior to their cancellation. The value attributed to the warrants, using a Black-Scholes pricing model, was $106,000 for warrants issued with an exercise price of $0.03 and $3,000 for warrants issued with an

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(8) CONVERTIBLE NOTES PAYABLE--SERIES A NOTES (CONTINUED) exercise price of $4.21 per share. These amounts were recorded as an original issue debt discount and amortized to interest expense over the life of the loans.

    On April 23, 1998, the Company issued an aggregate of 3,346,715 shares of Series A Preferred, at a purchase price of $1.50 per share, to holders of the Series A Notes, in consideration for the cancellation of all principal owed under the Series A Notes and $70,100 of interest accrued under the Series A Notes prior to August 12, 1997. All interest under the Series A Notes which accrued after August 12, 1997 was evidenced by newly issued unsecured promissory notes of the Company which amounted to $332,700 as of September 30, 1998. Upon the closing of a qualified initial public offering (including the IPO), all amounts due under such unsecured promissory notes will be canceled.

(9)  CONVERTIBLE LOAN PAYABLE--SERIES B NOTES

    Between November 1997 and February 1998, the Company issued several secured subordinated notes ("Series B Notes") for an aggregate principal amount of $2,800,000, of which $1,000,000 bore interest at a variable rate equal to the prime rate plus two percent per annum and $1,800,000 bore interest at 10% percent per annum. At December 31, 1997, prime rate plus 2% was 10.5%. Pursuant to their terms, the Series B Notes were automatically convertible into shares of the Company's Series B Preferred upon the closing of the next equity financing conducted by the Company. The conversion price for such shares was $1.80 per preferred share.

    In connection with the issuance of this debt, the Company issued warrants to purchase 250,192 shares of the Company's common stock at an exercise price of $5.06 per share, all of which expire ten years from their date of issuance; provided that, under certain circumstances, the Company may cancel the warrants after providing the holders thereof a reasonable period of time to exercise such warrants prior to their cancellation. The fair value of the warrants, using the Black-Scholes model, was deemed insignificant on the date of grant.

    On April 23, 1998, the Company issued 6,597,596 shares of Series B Preferred, at a purchase price of $1.80 per share, to holders of the Series B Notes, in consideration for the cancellation of all indebtedness of the Company under the Series B Notes.

(10)  CAPITALIZATION

    AUTHORIZED SHARES

    During 1996 and 1997, the Company amended and restated its certificate of incorporation. As a result, at December 31, 1997, the total number of shares which the Company was authorized to issue was 30,000,000; 26,500,000 of these shares were common stock, each having a par value of $0.001; and 3,500,000 shares were preferred stock, each having a par value of $0.001. During each of April 1998 and November 1998, the Company amended and restated its certificate of incorporation. As a result, at December 15, 1998, the total number of shares which the Company was authorized to issue was 53,662,260; 35,000,000 of these shares were common stock, each having a par value of $0.001; and 18,662,260 shares were preferred stock, each having a par value of $0.001 of which 3,346,715, 6,597,596, and 8,717,949 have been designated as Series A Preferred, Series B Preferred and Series C Preferred, respectively (see note 13).

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(10)  CAPITALIZATION (CONTINUED)
    CONVERTIBLE PREFERRED STOCK

    On April 23, 1998, the Company issued an aggregate of 3,346,715 shares of Series A Preferred, at a purchase price of $1.50 per share, to holders of the Series A Notes, in consideration for the cancellation of all principal owed under the Series A Notes, amounting to $4,950,000, and $70,100 of interest accrued under the Series A Notes prior to August 12, 1997.

    On April 23, 1998, the Company issued an aggregate of 6,597,596 shares of Series B Preferred, at a purchase price of $1.80 per share, to (i) holders of the Series B Notes in consideration for the cancellation of all indebtedness of the Company under the Series B Notes, amounting to $2,869,900, (ii) the 8.25% Note holder, in consideration for the cancellation of $1,700,000 in principal and $305,800 in accrued interest, and (iii) $7,000,000 from other investors.

    In connection with the issuance of the Series B Preferred, the Company issued warrants to purchase 107,695 shares of the Company's common stock at an exercise price of $7.02 per share, all of which expire ten years from their date of issuance; provided that, under certain circumstances, the Company may cancel the warrants after providing the holders thereof a reasonable period of time to exercise such warrants prior to their cancellation.

    On October 5, 1998, the Company delivered a number of convertible promissory notes ("Series C Notes") in the aggregate principal amount of $1,081,000. Pursuant to their terms, the Series C Notes were automatically convertible into shares of the Company's Series C convertible preferred stock ("Series C Preferred"), at a conversion price equal to the lesser of $3.60 per share of Series C Preferred or the purchase price per share of the Series C Preferred, upon the closing of the next equity financing conducted by the Company.

    On November 13, 1998 and December 4, 1998, the Company issued an aggregate of 7,301,811 shares of Series C Preferred, at a purchase price of $1.95 per share, to (i) holders of the Series C Notes in consideration for the cancellation of all indebtedness of the Company under the Series C Notes, amounting to $1,089,900 (ii) the holders of the Series C Notes in consideration for the payment of $2,322,000, (iii) the 8.25% Note holder, in consideration for the cancellation of $1,782,000 in principal and accrued interest, and (iv) other investors in consideration for the payment of $9,044,600, including $762,600 from existing stockholders pursuant to participation rights granted to such stockholders.

    Each share of Series A Preferred, Series B Preferred and Series C Preferred is entitled to a cumulative dividend at the rate of $0.135, $0.162, and $0.176 per share per annum, respectively, payable in preference and priority to any payment of any cash dividend on common stock, when and as declared by the Board of Directors of the Company. Upon the closing of a qualified initial public offering (including the IPO), all cumulative dividends will be canceled. Each holder of Series A Preferred, Series B Preferred and Series C Preferred shares shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock are convertible into on the date of the vote.

    Each share of Series A Preferred, Series B Preferred and Series C Preferred is convertible into 0.356 shares of common stock, as adjusted for dilutive issuances of stock and other securities. In the event of any liquidation or dissolution of the Company, including certain mergers, consolidations and

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(10)  CAPITALIZATION (CONTINUED)
asset sales, holders of the Series A Preferred, Series B Preferred and Series C Preferred will receive a liquidation preference if the total proceeds of the sale or liquidation are less than $60,000,000. Series A Preferred, Series B Preferred and Series C Preferred stockholders first receive the purchase price of their Series A Preferred, Series B Preferred and Series C Preferred shares, as applicable, plus all accrued and/or declared but unpaid dividends, before sharing the balance of the proceeds on an as-converted basis with common stockholders. At the option of the stockholders, Series A Preferred, Series B Preferred and Series C Preferred may be converted into shares of common stock; however, such shares automatically convert into common shares in the event of a qualified initial public offering (including the IPO) resulting in proceeds to the Company of not less than $15 million and at an offering price per share equal to at least $10.00 per common share.

    Upon request of Series A Preferred, Series B Preferred and Series C Preferred stockholders on or after March 31, 2003, the Company may be required to redeem Series A Preferred, Series B Preferred and Series C Preferred at an amount equal to $1.50, $1.80 and $1.95 per share, respectively, plus all accrued and/or declared but unpaid dividends.

    COMMON STOCK

    During 1996, the Company issued shares of common stock to its founders and original employees at approximately $0.03 per share. The Company's right to repurchase such shares in certain circumstances was to lapse over a period of three years. During 1997, the Company's Board of Directors approved a resolution to cancel such shares in exchange for incentive stock options. Accordingly, on March 20, 1997, the Company canceled 367,802 common shares and exchanged these shares on a one-for-one basis for participation in the 1997 Employee Stock Incentive Plan. These incentive stock options were granted with an exercise price equal to their fair market value, or $0.51 per share, at the date of grant as determined by an independent valuation.

    WARRANTS

    At September 30, 1998, there were 736,341 shares of common stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $4.17 per share. In December 1998, the Company exercised its right to call certain investor warrants which resulted in the issuance of 639,634 shares of common stock with a weighted average exercise price of $3.57 per share, for net cash proceeds of approximately $2.3 million. As a result, warrants to purchase 30,847 common shares were cancelled, with a weighted average exercise price of $4.76 per share.

    After giving effect to the exercise and cancellation of these warrants, the following number of warrants to purchase common shares will remain outstanding:
8,900 shares at $4.21 per share; 21,360 shares at $5.06 per share; and 35,600 shares at $14.05 per share.

(11)  STOCK OPTION PLAN

    The Company's Board of Directors has authorized 996,800 shares at December 31, 1997 and 1,886,800 shares at September 30, 1998 of its common stock for issuance pursuant to its 1998 Stock Option/Stock Issuance Plan (successor plan to the Company's 1997 Employee Incentive Stock Option

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(11)  STOCK OPTION PLAN (CONTINUED)
Plan). Such options have ten year terms and have been issued at the fair market value of the Company's common stock on the date of the applicable grant (except for certain 1998 options issued with exercise prices less than the deemed fair value at the date of grant). Incentive options granted to stockholders who own more than 10% of the outstanding stock of the Company must be issued at 110% of the fair market value of the stock on the date that the options are granted.

    Stock option activity during the periods indicated is as follows:

                                                                             WEIGHTED AVERAGE
                                                            OPTIONS GRANTED   EXERCISE PRICE
                                                            ---------------  -----------------
Options outstanding at December 31, 1996..................        --
Granted at $0.51..........................................        892,816        $    0.51
Exercised.................................................        (26,884)       $    0.51
Canceled..................................................        (97,081)       $    0.51
                                                            ---------------          -----
Outstanding as of December 31, 1997.......................        768,851        $    0.51
                                                            ---------------          -----
Granted at $0.51 (unaudited)..............................        155,966        $    0.51
Granted at $1.01 (unaudited)..............................        237,884        $    1.01
Exercised (unaudited).....................................        (73,198)       $    0.96
Canceled (unaudited)......................................        (34,163)       $    0.53
                                                            ---------------          -----
Outstanding as of September 30, 1998 (unaudited)..........      1,055,340        $    0.59
                                                            ---------------          -----
                                                            ---------------          -----
Exercisable at December 31, 1997..........................        244,123
                                                            ---------------
                                                            ---------------
Exercisable at September 30, 1998 (unaudited).............        450,962
                                                            ---------------
                                                            ---------------
Total options available as of December 31, 1997...........        325,030
                                                            ---------------
                                                            ---------------
Total options available as of September 30, 1998
  (unaudited).............................................        962,704
                                                            ---------------
                                                            ---------------

    For the nine months ended September 30, 1998, the Company recorded deferred compensation expense of approximately $535,000, in connection with the grant of certain options to employees and directors, representing the difference between the deemed fair value of the Company's common stock at the date of grant for accounting purposes and the exercise price of such options. Such amount is presented as a reduction of stockholders equity (deficit) and amortized over the vesting period of the applicable options, generally four years. Amortization of deferred compensation is allocated to the general and administrative expense line identified on the statement of operations. The Company granted approximately 393,850 options at a weighted average exercise price of $0.81 per share; all of which were granted at less than the deemed fair value at the date of grant. As a result, the Company expects to amortize the following amounts of deferred compensation annually: 1998--$136,000; 1999-- $108,000; 2000--$108,000;
2001--$108,000; and 2002--$75,000. However, $31,000 of the deferred compensation will amortize upon the closing of a qualified initial public offering (including the IPO) as a result of the automatic acceleration of certain options. Amortization of deferred compensation was approximately $98,000 for the nine months ended September 30, 1998.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(11)  STOCK OPTION PLAN (CONTINUED)
    On October 31, 1998 and December 9, 1998, the Company granted stock options to purchase 10,110 and 76,629 shares of common stock, respectively, to employees; all of which were granted at less than the deemed fair value at the date of grant. The exercise price of such options is equal to $2.81 per share for the October grants and $4.21 per share for the December grants. As a result, the Company expects to record deferred compensation expense of approximately of $333,000 in the fourth quarter of 1998, representing the difference between the deemed fair value of the Company's common stock at the date of grant for accounting purposes and the exercise price of such options. Such amount will be amortized over the vesting period of the applicable options, generally four years. The Company also expects to record compensation expense of approximately $23,000 in connection with options granted to consultants in December 1998 to purchase 15,000 shares of common stock at an exercise price of $4.21 per share.

    Had the Company determined compensation expense based on the fair value on the grant date for its stock options issued to employees under SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1997
                                                                                 -------------
Net loss--as reported..........................................................  $  (8,640,400)
                                                                                 -------------
                                                                                 -------------
Net loss--pro forma per SFAS No. 123...........................................  $  (8,675,900)
                                                                                 -------------
                                                                                 -------------
Basic and diluted net loss per share--as reported..............................  $       (4.94)
                                                                                 -------------
                                                                                 -------------
Basic and diluted net loss per share--pro forma per SFAS No. 123...............  $       (4.96)
                                                                                 -------------
                                                                                 -------------

    The per share weighted-average fair value of stock options granted during 1997 was $0.03, on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions for 1997: (i) risk-free interest rate--5.6%; (ii) dividend yield--0.0%; and (iii) expected life 3.4 years. As permitted under the provisions of SFAS No. 123, and based on the historical lack of a public market for the Company's options, no factor for volatility has been reflected in the option pricing calculation. The weighted-average remaining life of the 768,851 options outstanding at December 31, 1997 is 9.5 years.

(12)  COMMITMENTS AND CONTINGENCIES

    (A) LEASES

    The Company leases certain facilities in New York and equipment under non-cancelable operating leases. These leases generally provide for rental increases at specified intervals. In addition, the Company is a lessee, under several capital lease agreements with third parties for certain equipment. Total rent expense for the period ended December 31, 1996 and for the year ended December 31, 1997 was $69,400 and $320,900, respectively.

                               MININGCO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

(12)  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments under non-cancelable operating leases and capital leases as of December 31, 1997 are as follows:

                                                                         CAPITAL    OPERATING
YEAR                                                                      LEASES      LEASES
----------------------------------------------------------------------  ----------  ----------
1998..................................................................  $  185,700  $  277,400
1999..................................................................     181,500     284,700
2000..................................................................      94,300     197,300
                                                                        ----------  ----------
      Total minimum lease payments....................................     461,500  $  759,400
                                                                                    ----------
                                                                                    ----------
Less amount representing interest (at rates ranging from 9.7% to
  18.7%)..............................................................      59,900
                                                                        ----------
Present value of net minimum lease payments...........................     401,600
Less current installment of obligations under capital leases..........     150,000
                                                                        ----------
Obligations under capital leases, excluding current installments......  $  251,600
                                                                        ----------
                                                                        ----------

    (B) EMPLOYMENT AGREEMENTS

    The Company has employment agreements with two senior employees which provide for severance benefits, among other items. In the event these agreements are terminated, the Company may be liable for severance up to $420,000 payable during the year following such termination.

(13)  SUBSEQUENT EVENTS--UNAUDITED

STOCK SPLIT

    In December 1998, the Company's Board of Directors approved a 1.00-for-2.809 reverse stock split of the Company's common stock (subject to stockholder approval) to be effected at or prior to the effectiveness of the IPO. All common share and per share amounts in the accompanying financial statements have been adjusted retroactively.

    Effective upon the closing of the IPO, the Company will be authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER MININGCO.COM, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

    UNTIL              (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           --------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          1
Risk Factors...................................          5
Forward Looking Statements; Market Data........         15
Use of Proceeds................................         16
Dividend Policy................................         16
Capitalization.................................         17
Dilution.......................................         18
Selected Financial Data........................         19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         21
Business.......................................         29
Management.....................................         43
Certain Transactions...........................         52
Principal Stockholders.........................         56
Description of Securities......................         58
Shares Eligible for Future Sale................         62
Underwriting...................................         64
Legal Matters..................................         66
Experts........................................         66
Available Information..........................         66
Index to Financial Statements..................        F-1

                               MININGCO.COM, INC.

                                         SHARES

                                  COMMON STOCK

                                ----------------

                                   PROSPECTUS
                                ----------------

                            BEAR, STEARNS & CO. INC.

                               VOLPE BROWN WHELAN
                                   & COMPANY

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                                                                       AMOUNT TO
                                                                                                        BE PAID
                                                                                                      ------------
SEC registration fee................................................................................  $     13,700
NASD filing fee.....................................................................................         5,500
Nasdaq National Market listing fee..................................................................        95,000
Legal fees and expenses.............................................................................       350,000
Accounting fees and expenses........................................................................       325,000
Printing and engraving..............................................................................       250,000
Blue sky fees and expenses (including legal fees)...................................................        20,000
Transfer agent fees.................................................................................        15,000
Miscellaneous.......................................................................................       150,800
                                                                                                      ------------
      Total.........................................................................................  $  1,225,000
                                                                                                      ------------
                                                                                                      ------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof, and the Registrant's Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the

DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities since June 27, 1996 (inception):

    COMMON STOCK AND PREFERRED STOCK. In June 1996, the Registrant issued (i) an aggregate of 100 shares of its common stock, no par value per share, to its founder Mr. Scott P. Kurnit in exchange for $10,000 in cash and (ii) an aggregate of 7.5 shares of its common stock, no par value per share, to its co-founder Mr. William C. Day in exchange for $750 in cash. Such shares were subsequently recapitalized into 4,000,000 and 300,000 shares of the Registrant's common stock, par value $.001 per share (the "Common Stock"), respectively.

    On April 23, 1998, the Registrant issued an aggregate of 3,346,715 shares of Series A Convertible Preferred Stock (the "Series A Preferred"), at a purchase price of $1.50 per share, to certain investors in consideration for the cancellation of outstanding indebtedness. Upon the closing of this offering, all of the outstanding shares of Series A Preferred will convert into an aggregate of 1,191,432 shares of Common Stock.

    On April 23, 1998, the Registrant issued an aggregate of 5,397,600 shares of Series B Convertible Preferred Stock (the "Series B Preferred"), at a purchase price of $1.80 per share, to certain investors in consideration for the cancellation of certain outstanding indebtedness and the payment of additional cash. At a subsequent closing, the Registrant issued an aggregate of 1,199,996 shares of Series B Preferred to certain investors for $1,799,994. Upon the closing of this offering, all of the outstanding shares of Series B Preferred will convert into an aggregate of 2,348,753 shares of Common Stock.

    On November 13, 1998, the Registrant issued an aggregate of 6,910,726 shares of Series C Convertible Preferred Stock (the "Series C Preferred"), at a purchase price of $1.95 per share, to certain investors in consideration for the cancellation of certain outstanding indebtedness and cash. At a subsequent closing, the Registrant issued an aggregate of 391,085 shares of Series C Preferred to certain investors for $1.95. Upon the closing of this offering, all of the outstanding shares of Series C Preferred will convert into an aggregate of 2,599,456 shares of Common Stock.

    WARRANTS. The Registrant from time to time has granted warrants to investors, consultants and other third parties in connection with business transactions in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The following table sets forth certain information regarding such grants and assumes a 1.00 for 2.809 reverse stock split of the Registrant's Common Stock to be effected prior to the closing of this offering.

                                                                   NUMBER OF      EXERCISE
                                                                    SHARES         PRICES
                                                                  -----------  --------------
June 27, 1996 (inception) to December 31, 1996..................      --             --
January 1, 1997 to December 31, 1997............................      426,995   $0.03-$14.04
January 1, 1998 to December 30, 1998............................      309,335     $4.21-$7.02

    OPTIONS. The Registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either (i) Section 4(2) of the Securities Act of 1933, as amended, or (ii) Rule 701 promulgated under the Securities Act of 1933, as amended. The following table sets forth certain information regarding such grants and assumes a 1.00 for 2.809 reverse stock split of the Registrant's Common Stock to be effected prior to the closing of this offering.

                                                                     NUMBER OF     EXERCISE
                                                                      SHARES        PRICES
                                                                    -----------  -------------
June 27, 1996 (inception) to December 31, 1996....................      --            --
January 1, 1997 to June 30, 1998..................................    1,098,546   $0.51-$0.56
July 1, 1998 to December 30, 1998.................................      329,959    $1.01-$4.21

    The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving any public offering, or (ii) Rule 701 promulgated under the Securities Act of 1933, as amended. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

    NUMBER                                                 DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

      1.1*   Form of Underwriting Agreement.

       3.1   Amended and Restated Certificate of Incorporation

      3.2*   Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation.

      3.3*   Form of Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.

       3.4   Bylaws.

      3.5*   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.

      4.1*   Specimen Common Stock certificate.

      5.1*   Opinion of Brobeck, Phleger & Harrison LLP.

      10.1   1997 Employee Incentive Stock Option Plan.

      10.2   1998 Stock Option/Stock Issuance Plan.

      10.3   Amended and Restated Investors' Rights Agreement, dated as of November 13, 1998.

      10.4   Sublease, dated as of November 1, 1996, by and between the Registrant and Minet, Inc., and Lease, dated as of January 27, 1998, by and between Two Twenty East Limited Partnership and Minet, Inc.

      10.5   Form of MiningCo.com, Inc. Guide Agreement

    NUMBER                                                 DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.6   Letter Agreement, dated as of October 20, 1996, by and between the Registrant and Mr. Scott P. Kurnit, as amended.

     10.7*   Agreement, dated as of March 1998, by and between the Registrant and Frontier Global Center.

      10.8   Letter Agreement, dated as of July 28, 1996, by and between the Registrant and Mr. Alan Wragg, as amended.

      11.1   Statement re: Computation of Basic and Diluted Net Loss Per Share.

      23.1   Consent of KPMG Peat Marwick LLP

     23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)

      24.1   Powers of Attorney (See Signature Page on Page II-6).

      27.1   Financial Data Schedule.

------------------------

*   To be supplied by amendment.

    (b) Financial Statement Schedules.

    Valuation and Qualifying Accounts--Allowance for Doubtful Accounts

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or
    (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 30th day of December, 1998.

                                MININGCO.COM, INC.

                                By:  /s/ SCOTT P. KURNIT
                                     -----------------------------------------
                                     Name: SCOTT P. KURNIT
                                     Title: PRESIDENT AND CHIEF EXECUTIVE
                                            OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of MiningCo.com, Inc. (the "Company"), hereby severally constitute and appoint Scott P. Kurnit, President and Chief Executive Officer, and William C. Day, Chief Operating Officer and Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 30, 1998:

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                President and Chief
     /s/ SCOTT P. KURNIT          Executive Officer, and
------------------------------    Chairman of the Board of
       Scott P. Kurnit            Directors (principal
                                  executive officer)
                                Chief Operating Officer and
      /s/ WILLIAM C. DAY          Chief Financial Officer
------------------------------    (principal financial and
        William C. Day            accounting officer)
   /s/ FRANK J. BIONDI, JR.     Director
------------------------------
     Frank J. Biondi, Jr.
      /s/ DIXON R. DOLL         Director
------------------------------
        Dixon R. Doll
     /s/ RONALD UNTERMAN        Director
------------------------------
       Ronald Unterman
      /s/ MARC M. WATSON        Director
------------------------------
        Marc M. Watson
    /s/ KRISTOPHER A. WOOD      Director
------------------------------
      Kristopher A. Wood

The Board of Directors and Stockholders
MiningCo.com, Inc.:

    When the reverse split referred to in Note 13 of the Notes to Financial Statements has been consummated, we will be in a position to render the following report.

                                          KPMG PEAT MARWICK LLP

                                          /S/ KPMG PEAT MARWICK LLP

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors and Stockholders
MiningCo.com, Inc.:

    Under date of December 15, 1998, except as to Note 13, which is as of
January   , 1999, we reported on the balance sheets of MiningCo.com, Inc. as of
December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit and cash flows for the period from June 27, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997, as contained in the Registration Statement. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

    In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

New York, New York
December 15, 1998

                               MININGCO.COM, INC.

                      VALUATION AND QUALIFYING ACCOUNTS--
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                               PROVISION
                                                                 BALANCE AT       FOR                       BALANCE AT
                                                                  BEGINNING    DOUBTFUL                         END
                                                                  OF PERIOD    ACCOUNTS      DEDUCTIONS      OF PERIOD
                                                                 -----------  -----------  ---------------  -----------
For the period from June 27, 1996 (inception) to December 31,
  1996:
  Allowance for doubtful accounts..............................   $       0    $       0      $       0      $       0
                                                                                                     --
                                                                                                     --
                                                                 -----------  -----------                   -----------
                                                                 -----------  -----------                   -----------
For the year ended December 31, 1997:
  Allowance for doubtful accounts..............................   $       0    $   6,000      $       0      $   6,000
                                                                                                     --
                                                                                                     --
                                                                 -----------  -----------                   -----------
                                                                 -----------  -----------                   -----------
For the nine months ended September 30, 1998:
  Allowance for doubtful accounts (unaudited)..................   $   6,000    $  90,000      $       0      $  96,000
                                                                                                     --
                                                                                                     --
                                                                 -----------  -----------                   -----------
                                                                 -----------  -----------                   -----------

                               INDEX TO EXHIBITS

    NUMBER                                                 DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1*  Form of Underwriting Agreement.
       3.1   Amended and Restated Certificate of Incorporation.
       3.2*  Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation.
       3.3*  Form of Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.
       3.4   Bylaws.
       3.5*  Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
       4.1*  Specimen Common Stock certificate.
       5.1*  Opinion of Brobeck, Phleger & Harrison LLP.
      10.1   1997 Employee Incentive Stock Option Plan.
      10.2   1998 Stock Option/Stock Issuance Plan.
      10.3   Amended and Restated Investors' Rights Agreement, dated as of November 13, 1998.
      10.4   Sublease, dated as of November 1, 1996, by and between the Registrant and Minet, Inc., and Lease, dated as of January 27, 1989, by and between Two Twenty East Limited Partnership and Minet, Inc.
      10.5   Form of MiningCo.com, Inc. Guide Agreement.
      10.6   Letter Agreement, dated as of October 20, 1996, by and between the Registrant and Mr. Scott P. Kurnit, as amended.
      10.7*  Agreement, dated as of March 1998, by and between the Registrant and Frontier Global Center.
      10.8   Letter Agreement, dated as of July 28, 1996, by and between the Registrant and Mr. Alan Wragg, as amended.
      11.1   Statement re: Computation of Basic and Diluted Net Loss Per Common Share.
      23.1   Consent of KPMG Peat Marwick LLP.
      23.2*  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
      24.1   Powers of Attorney (See Signature Page on Page II-6).
      27.1   Financial Data Schedule.

------------------------

*   To be supplied by amendment.